Form 10-K, Exhibit 13
period 1993-12-31
TURNER BROADCASTING SYSTEM INC
filed 1994-03-31
CIK 100240

ENTERTAINMENT SEGMENT FINANCIAL DATA                                EXHIBIT 13

(in thousands)                                                   1993               1992(2)         1991(2)
                                                           ----------         ----------------------------
Total revenue                                              $1,162,282         $1,078,567          $869,018
Total operating profit(1)                                     143,245            151,838           146,469
Advertising revenue                                           554,585            498,250           425,476
Subscription revenue                                          318,804            269,577           234,281


ENTERTAINMENT SEGMENT OPERATIONAL DATA

                                                                 1993               1992              1991
                                                               ------             ------------------------
U.S. Coverage Households (in thousands)(3)
       TBS SuperStation                                        61,525             60,032            57,457
       TNT                                                     60,876             58,312            55,641
       Cartoon Network                                          8,861                 --                --
                                                               ------             ------------------------
U.S. Cable Television Household Penetration(3)
       TBS SuperStation                                            94%                94%               94%
       TNT                                                         95                 94                93
       Cartoon Network                                             13                 --                --
                                                               ------             ------------------------
U.S. Television Household Penetration(3)
       TBS SuperStation                                            65%                64%               62%
       TNT                                                         65                 63                60
       Cartoon Network                                              9                 --                --
                                                               ------             ------------------------
U.S. Average Viewing Households (in thousands)(4)
       TBS SuperStation                                           815                803               793
       TNT                                                        552                560               509
       Cartoon Network                                             56                 --                --
                                                               ------             ------------------------
U.S. 24-hour Ratings(4)
       TBS SuperStation                                           1.3%               1.4%              1.4%
       TNT                                                        0.9                1.0               0.9
       Cartoon Network                                            0.9                 --                --
                                                               ------             ------------------------
U.S. Share of Viewing
       Households 24-hour basis(4)
       TBS SuperStation                                           4.2%               4.3%              4.4%
       TNT                                                        2.9                3.1               3.0
       Cartoon Network                                            2.7                 --                --
                                                               ------             ------------------------
Household Distribution (in thousands)(5)
       TNT Latin America                                        1,462                929               142
       Cartoon Network Latin American                             997                 --                --
       TNT & Cartoon Network Europe                            16,660                 --                --

(1) Operating profit is defined as income before interest expense, interest income, income taxes, extradinary items and the cumulative effect of a change in accounting for income taxes.
(2) Certain amounts prior to 1993 have been reclassified to conform to the current year presentation.
(3) Measured as of the December rating period in each year indicated. Data for Cartoon Network was not available until January 1993.
(4) Represents the average number of viewing households for the respective sevice at any given time based upon an average for each 24-hour period in the 12 rating periods in each year indicated.
(5)    Information supplied by Turner International, Inc.



(Photo)                             (Photo)                             (Photo)

NEWS SEGMENT FINANCIAL DATA


           (in thousands)                                                          1993          1992 (2)      1991 (2)
                                                                               --------      -----------------------
        Total revenue                                                          $599,352      $531,071       $478,302
        Total operating profit(1)                                               212,202       178,404        165,313
        Advertising revenue                                                     302,873       274,093        249,888
        Subscription revenue                                                    227,115       196,096        170,416
        International revenue                                                    92,974        74,416         51,297



NEWS SEGMENT OPERATIONAL DATA

                                                                                   1993          1992           1991
                                                                                 ------        ---------------------
      U.S. Coverage Households (in thousands)(3)
         CNN                                                                     62,420        61,172         58,877
         Headline News                                                           54,219        51,354         48,223
                                                                                 ------        ---------------------
      U.S. Cable Television Household Penetration(3)
         CNN                                                                         97%           97%            97%
         Headline News                                                               85            82             80
                                                                                 ------        ---------------------
      U.S. Television Household Penetration(3)
         CNN                                                                         66%           66%            64%
         Headline News                                                               58            55             52
                                                                                 ------        ---------------------
      U.S. Average Viewing Households (in thousands)(4)
         CNN                                                                        369           400            685(5)
         Headline News                                                              181           172            182
                                                                                 ------        ---------------------
      U.S. 24-hour Ratings(4)
         CNN                                                                        0.6%          0.7%           1.2%(5)
         Headline News                                                              0.3           0.3            0.4
                                                                                 ------        ---------------------
      U.S. Share of Viewing Households
         24-hour basis(4)
           CNN                                                                      1.9%          2.1%           3.7%(5)
           Headline News                                                            1.1           1.1            1.2
                                                                                 ------        ---------------------
      Household Distribution (in thousands) (6)
         CNN International                                                       45,100        34,700         15,500


      (1) Operating profit is defined as income before interest expense, interest income, income taxes, extraordinary items and the cumulative effect of a change in accounting for income taxes.
      (2) Certain amounts prior to 1993 have been reclassified to conform to the current year presentation.
      (3)  Measured as of the December rating period in each year indicated.
      (4) Represents the average number of viewing households for the respective service at any given time based upon an average for each 24-hour period in the 12 rating periods in each year indicated.
      (5)  Increase primarily due to Persian Gulf War coverage.
      (6) Information supplied by Turner International, Inc. An additional 29 million and 28 million homes received CNN International at least 5 hours per day in 1993 and 1992, respectively.

     CNN International's competitive position is ensured not only by a superior editorial product, but also by the best world wide distribution arrangements possible. In the growing Asian and Pacific Rim markets, Turner has formed an alliance with leading programmers in the area to coordinate satellite distribution strategies, encryption, compression technology, DTH marketing and a variety of regional policy issues. Among the group's common interests are transponder agreements with APSTAR-1,


            (Photo)                 (Photo)                 (Photo)

SELECTED FINANCIAL DATA
Turner Broadcasting System, Inc.

The following table summarizes certain consolidated financial data of Turner Broadcasting System, Inc. (the "Company") for the years indicated which, with respect to the latest three years, is qualified in its entirety by the accompanying Consolidated Financial Statements and Notes to Consolidated Financial Statements. Also see Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations in the accompanying 1993 Turner Broadcasting System, Inc. Form 10-K.


in thousands, except per share data and current ratio                                        Year ended December 31,
                                                                      1993           1992         1991           1990          1989
                                                                ----------    -----------------------------------------------------
STATEMENT OF OPERATIONS DATA
Revenue                                                         $1,921,606     $1,769,892   $1,480,243     $1,393,521    $1,065,051
Operating profit (1)                                               302,140        289,382      297,121        201,265       266,052
Dividends on minority interest (2)                                       -              -            -              -        16,603
Interest expense, net of interest income                           181,571        189,637      196,139        189,741       192,824
Income (loss) before extraordinary items
   and the cumulative effect of a change
   in accounting for income taxes                                   72,445         34,061       42,936        (15,578)       27,632
Extraordinary items (3)                                            (10,693)        43,561       43,000         20,200       (98,279)
Cumulative effect of change in accounting
   for income taxes (4)                                           (306,000)             -            -              -             -
Net income (loss)                                                 (244,248)        77,622       85,936          4,622       (70,647)
Earnings (loss) per common share (5)
   Income (loss) before extraordinary items
      and the cumulative effect of a change
      in accounting for income taxes                                  0.27           0.13         0.06          (0.42)        (0.13)
   Net income (loss)                                                 (0.92)          0.30         0.24          (0.28)        (0.80)

BALANCE SHEET DATA (at end of year)
Working capital                                                 $  660,585     $  475,397   $  378,680     $  264,796    $  221,101
Current ratio                                                         2.60           2.26         2.09           1.76          1.54
Total assets                                                     3,244,862      2,523,573    2,397,227      2,152,617     2,114,763
Long-term debt, less current portion (6)                         2,294,557      1,709,051    1,968,937      1,855,619     1,688,548
Redeemable preferred stock (7)                                           -              -        4,855        334,160       324,996
Cash dividends (8)                                                  18,407         13,589        5,356              -             -
Stockholders' equity (deficit)                                      (1,103)       233,101      (37,603)      (473,092)     (431,649)
Total capitalization (9)                                         2,293,454      1,942,152    1,936,189      1,716,687     1,581,895
                                                                ==========     ====================================================


(1) Operating profit is defined as income before interest expense, interest income, dividends on minority interest, income taxes, extraordinary items and the cumulative effect of a change in accounting for income taxes.
(2) In 1989, the Class A Cumulative Exchangeable Preferred Stock of Cable News Network, Inc. ("CNN") was redeemed.
(3) The amount in 1993 represents a $16,946,000 loss on early extinguishment of indebtedness, net of the income tax benefit of $6,253,000. The amounts in 1992, 1991 and 1990 represent utilization of operating loss carryforwards. In 1989, the amount represents a $123,191,000 loss on early extinguishment of indebtedness, net of the income tax benefit of $24,912,000.
(4) The cumulative effect of adopting Statement of Financial Accounting Standards No. 109 ("FAS 109") was a non-recurring charge to the 1993 Consolidated Statement of Operations of $306,000,000. This charge was primarily related to the 1986 acquisition of the Turner Entertainment Co. Film Library (the "TEC Library") and, to a lesser degree, the Company's 50% interest in Hanna-Barbera Holding Company. In both transactions there were substantial differences between amounts recorded for financial reporting purposes and for income tax purposes.
(5) The earnings (loss) per share calculations for 1993, 1992 and 1991 include common stock equivalents. Per share amounts prior to 1990 have been restated to reflect the three-for-one stock split declared July 23, 1990 and paid September 4, 1990.
(6) See Note 5 of Notes to Consolidated Financial Statements for information regarding repayment terms of and collateral for outstanding long-term debt.
(7) The amounts represent the accreted value of the Class B Cumulative Preferred Stock outstanding at each year end. See Note 9 of Notes to Consolidated Financial Statements.
(8) Amounts in 1992 and 1991 include dividends on preferred stock. See Note 9 and Note 10 of Notes to Consolidated Financial Statements for additional information.
(9) Total capitalization is defined as stockholders' equity (deficit), long-term debt less current portion, Class B Cumulative Preferred Stock and minority interest.

CONSOLIDATED STATEMENTS OF OPERATIONS
Turner Broadcasting System, Inc.

                                                                                        Year ended December 31,
in thousands, except per share data                                                 1993           1992          1991
                                                                             -----------     ------------------------
Revenue
   Unaffiliated                                                              $1,536,112      $1,398,667    $1,201,771
   Affiliated                                                                   385,494         371,225       278,472
                                                                             ----------      ------------------------
                                                                              1,921,606       1,769,892     1,480,243
                                                                             ----------      ------------------------
Cost of operations                                                            1,023,045         984,630       802,915
Selling, general and administrative                                             537,108         442,270       349,475
Depreciation of property and equipment and amortization of intangible assets     39,273          33,586        30,910
Interest expense, net of interest income                                        181,571         189,637       196,139
Equity in (income) loss of unconsolidated entities                               20,040           4,024          (178)
Estimated loss on termination of the Checkout Channel                                 -          16,000             -
                                                                             ----------      ------------------------
                                                                              1,801,037       1,670,147     1,379,261
                                                                             ----------      ------------------------
INCOME BEFORE PROVISION FOR INCOME TAXES, EXTRAORDINARY ITEMS AND THE
   CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING FOR INCOME TAXES                 120,569          99,745       100,982
Provision for income taxes                                                       48,124          65,684        58,046
                                                                             ----------      ------------------------
INCOME BEFORE EXTRAORDINARY ITEMS AND THE CUMULATIVE EFFECT
   OF A CHANGE IN ACCOUNTING FOR INCOME TAXES                                    72,445          34,061        42,936
Extraordinary items                                                             (10,693)         43,561        43,000
                                                                             ----------      ------------------------
INCOME BEFORE THE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING FOR
   INCOME TAXES                                                                  61,752          77,622        85,936
Cumulative effect of a change in accounting for income taxes                   (306,000)              -             -
                                                                             ----------      ------------------------
NET INCOME (LOSS)                                                            $ (244,248)     $   77,622    $   85,936
                                                                             ==========      ========================
Net income (loss) applicable to common stock
   Net income (loss)                                                         $ (244,248)     $   77,622    $   85,936
   Less: Preferred stock dividends and accretion of discount                          -           1,292        28,522
                                                                             ----------      ------------------------
   Net income (loss) applicable to common stock                              $ (244,248)     $   76,330    $   57,414
                                                                             ==========      ========================

Net income (loss) applicable to Class A Common Stock                         $  (63,112)     $   20,416    $   16,473
Net income (loss) applicable to Class B Common Stock                         $ (181,136)     $   55,914    $   40,941
                                                                             ==========      ========================

Earnings (loss) per common share and common stock equivalent
   Income before extraordinary items and the cumulative effect
     of a change in accounting for income taxes                              $     0.27      $     0.13    $     0.06
   Extraordinary items                                                            (0.03)           0.17          0.18
   Cumulative effect of a change in accounting for income taxes                   (1.16)              -             -
                                                                             ----------      ------------------------
   Net income (loss)                                                         $    (0.92)     $     0.30    $     0.24
                                                                             ==========      ========================
Weighted average number of common shares outstanding, including conversion of common stock equivalents
     Class A Common Stock                                                        68,330          68,330        68,330
     Class B Common Stock                                                       196,113         187,143       169,827
                                                                             ==========      ========================

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS
Turner Broadcasting System, Inc.

                                                                                                    December 31,
in thousands, except share data                                                                    1993          1992
                                                                                            -----------   -----------
ASSETS
Cash and cash equivalents                                                                    $  162,858    $  126,256
Accounts receivable, less allowance of $23,083 and $17,088
   Unaffiliated                                                                                 378,228       314,580
   Affiliated                                                                                    94,011        81,453
Film costs                                                                                      314,637       243,544
Installment contracts receivable, less allowance of $11,915 and $12,006                          56,563        46,552
Prepaid expense and other current assets                                                         68,196        39,798
                                                                                             ----------    ----------
   Total current assets                                                                       1,074,493       852,183
Film costs, less current portion                                                              1,633,731     1,186,624
Property and equipment, less accumulated depreciation                                           225,228       212,817
Installment contracts receivable, less discount of $1,123 and $3,123                             15,077        28,259
Other assets                                                                                    296,333       243,690
                                                                                             ----------    ----------
     TOTAL ASSETS                                                                            $3,244,862    $2,523,573
                                                                                             ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable and accrued expenses                                                        $  168,975    $  153,749
Deferred income                                                                                 106,496        47,816
Participants' share and royalties payable                                                        33,922        20,436
Interest payable                                                                                 32,128        19,807
Film contracts payable                                                                           28,096        26,654
Current portion of long-term debt                                                                 2,051        76,959
Other current liabilities                                                                        42,240        31,365
                                                                                             ----------    ----------
   Total current liabilities                                                                    413,908       376,786
Long-term debt, less current portion                                                          2,294,557     1,709,051
Deferred income taxes                                                                           395,668             -
Other long-term liabilities                                                                     141,832       204,635
                                                                                             ----------    ----------
     TOTAL LIABILITIES                                                                        3,245,965     2,290,472
                                                                                             ----------    ----------
Commitments and contingencies
Stockholders' equity (deficit)
   Class C Convertible Preferred Stock, par value $0.125; authorized 12,600,000 shares;
     issued and outstanding 12,396,976 shares                                                   260,438       260,438
   Class A Serial Preferred Stock, par value $0.10; authorized 500,000 shares                         -             -
   Class D Serial Preferred Stock, par value $0.0625; authorized 100,000,000 shares                   -             -
   Class A Common Stock, par value $0.0625; authorized 75,000,000 shares;
     issued and outstanding 68,330,388 shares                                                     4,271         4,271
   Class B Common Stock, par value $0.0625; authorized 300,000,000 shares;
     issued and outstanding 120,887,672 and 119,845,121 shares                                    7,555         7,490
   Capital in excess of par value                                                               731,042       702,791
   Accumulated deficit                                                                       (1,004,409)     (741,889)
                                                                                             ----------    ----------
     TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                                                        (1,103)      233,101
                                                                                              ---------    ----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                                    $3,244,862    $2,523,573
                                                                                             ==========    ==========

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) Turner Broadcasting System, Inc.


                                                                                       December 31,
in thousands, except share data                                 1993                     1992                       1991
                                                        --------------------------------------------------------------------------
                                                        Shares       Amount       Shares      Amount         Shares        Amount
                                                        -------------------------------------------------------------------------
CLASS C CONVERTIBLE PREFERRED STOCK,
   PAR VALUE $0.125
   Balance at beginning and end of
      year                                          12,396,976  $   260,438   12,396,976 $   260,438    12,396,976     $  260,438
                                                   ===========  -----------  =========== -----------   ===========     ----------
CLASS A COMMON STOCK, PAR VALUE $0.0625
   Balance at beginning of year                     68,330,388        4,271   68,330,388       4,271    68,328,636          4,328
   Exercise of stock options                                 -            -            -           -         1,752              -
   Other                                                     -            -            -           -             -            (57)
                                                   -------------------------------------------------------------------------------
   Balance at end of year                           68,330,388        4,271   68,330,388       4,271    68,330,388          4,271
                                                   ===========  -----------  =========== -----------   ===========     ----------
CLASS B COMMON STOCK, PAR VALUE $0.0625
   Balance at beginning of year                    119,845,121        7,490  107,865,957       6,742    80,883,697          5,112
   Issuance of Class B Common Stock                    287,930           18   11,500,000         719             -              -
   Exercise of stock options                           754,621           47      479,164          30       437,764             27
   Stock dividends                                           -            -            -           -     2,306,478            144
   Exchange of shares for Class B
      Cumulative Preferred Stock                             -            -            -           -    24,238,018          1,515
   Other                                                     -            -            -          (1)            -            (56)
                                                   -------------------------------------------------------------------------------
   Balance at end of year                          120,887,672        7,555  119,845,121       7,490   107,865,957          6,742
                                                   ===========  -----------  =========== -----------   ===========     ----------
CAPITAL IN EXCESS OF PAR VALUE
   Balance at beginning of year                                     702,791                  496,568                      120,066
   Issuance of Class B Common Stock                                   7,449                  203,925                            -
   Exercise of stock options                                          7,443                    2,298                        1,332
   Tax benefit from exercise of stock options                        13,359                        -                            -
   Stock dividends                                                        -                        -                       32,723
   Exchange of shares for Class B
      Cumulative Preferred Stock                                          -                        -                      342,334
   Other                                                                  -                        -                          113
                                                                -----------              -----------                   ----------
   Balance at end of year                                           731,042                  702,791                      496,568
                                                                -----------              -----------                   ----------
ACCUMULATED DEFICIT
   Balance at beginning of year                                    (741,889)                (805,622)                    (863,036)
   Net income (loss)                                               (244,248)                  77,622                       85,936
   Cash dividends                                                   (18,407)                 (12,597)                           -
   Accretion of discount and
      dividends on Class B
      Cumulative Preferred Stock                                          -                   (1,292)                     (28,522)
   Other                                                                135                        -                            -
                                                                -----------              -----------                  -----------
   Balance at end of year                                        (1,004,409)                (741,889)                    (805,622)
                                                                -----------              -----------                  -----------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                            $    (1,103)             $   233,101                  $   (37,603)
                                                                ===========              ===========                  ===========

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Turner Broadcasting System, Inc.

                                                                                     Year ended December 31,
in thousands                                                                        1993           1992          1991
                                                                           -------------    -------------------------
CASH PROVIDED BY OPERATIONS
Net income (loss)                                                           $   (244,248)   $    77,622   $    85,936
Adjustments to net income (loss)
   Equity in (income) loss of unconsolidated entities                             20,040          4,024          (178)
   Cumulative effect of a change in accounting for income taxes                  306,000              -             -
   Depreciation of property and equipment and amortization
      of intangible assets                                                        39,273         33,586        30,910
   Interest expense, net of interest income                                      181,571        189,637       196,139
   Pretax loss on early extinguishment of debt                                    16,946              -             -
   Change in assets and liabilities, net of effects from acquisitions
      Net increase in accounts receivable                                        (30,914)       (49,916)      (22,125)
      Net (increase) decrease in installment contracts receivable                 15,246           (968)       13,841
      Change in film costs and liabilities, net
         Purchased program rights                                                 74,398         70,846        46,214
         Produced programming                                                    (38,375)       (13,200)       26,245
         Licensed program rights                                                   7,223        (49,755)     (122,040)
      Net increase (decrease) in accounts payable and accrued expenses             2,376         22,288        (9,576)
      Increase in deferred tax liability                                          24,440              -             -
      Other, net                                                                  (9,307)        19,592        16,298
                                                                            ------------    -------------------------
Cash provided by operations before interest payments                             364,669        303,756       261,664
   Interest payments, net of interest received                                  (137,664)      (150,229)     (176,717)
   Payments of accreted amounts upon redemption of related securities            (74,683)             -             -
   Debt issue costs                                                              (16,322)        (6,756)            -
                                                                            ------------    -------------------------
Net cash provided by operations                                                  136,000        146,771        84,947
                                                                            ------------    -------------------------
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES
   Acquisitions                                                                 (592,275)             -      (116,493)
   Additions to property and equipment                                           (50,570)       (47,231)      (35,911)
   Net proceeds from sale of assets                                                    -         45,000             -
                                                                            ------------    -------------------------
Net cash used for investing activities                                          (642,845)        (2,231)     (152,404)
                                                                            ------------    -------------------------
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES
   Borrowings                                                                  1,522,372        300,052       261,000
   Payments of debt                                                             (968,008)      (543,942)     (167,596)
   Commercial paper activity, net                                                      -        (40,850)       12,873
   Payments of cash dividends                                                    (18,407)       (13,589)       (5,356)
   Proceeds from exercise of stock options                                         7,490          2,328         1,359
   Proceeds from issuance of common stock                                              -        204,644             -
   Redemption of preferred stock                                                       -         (5,483)            -
                                                                            ------------    -------------------------
Net cash provided by (used for) financing activities                             543,447        (96,840)      102,280
                                                                            ------------    -------------------------
Net increase in cash and cash equivalents                                         36,602         47,700        34,823
Cash and cash equivalents at beginning of period                                 126,256         78,556        43,733
                                                                            ------------    -------------------------
Cash and cash equivalents at end of period                                  $    162,858    $   126,256   $    78,556
                                                                            ============    =========================

See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Turner Broadcasting System, Inc.

NOTE 1 SUMMARY OF
SIGNIFICANT ACCOUNTING
POLICIES

BASIS OF PRESENTATION
The consolidated financial statements include the accounts of Turner Broadcasting System, Inc. and its subsidiaries (the "Company"). The Company's investments in unconsolidated entities where the ability to exercise significant influence is present are accounted for by the equity method.
   All significant intercompany accounts and transactions are eliminated in consolidation. Certain amounts in the consolidated financial statements prior to 1993 have been reclassified to conform to the current year presentation. Amortization of film costs and participants' share and royalties expense are recorded in cost of operations in the Consolidated Statements of Operations.

CASH EQUIVALENTS
All highly liquid investments, consisting primarily of treasury bills and commercial paper with an original maturity of 90 days or less, are reported as cash equivalents. Cash equivalents are reported at their cost basis, which approximates market value, and totaled $131,006,000 and $94,433,000 at December 31, 1993 and 1992, respectively.

FILM COSTS
Film costs include purchased program rights, produced programming and licensed program rights. Film costs are stated at the lower of cost less accumulated amortization or estimated net realizable value.
   Purchased program rights, representing purchased costs allocated to films that have been exhibited at least once in both primary (defined as the first markets in which such films are to be exploited) and secondary (defined as all other) markets, are amortized to expense using the greater of the ratio that the current period's gross revenues bear to the total estimated gross revenues to be derived from all sources (the "individual film forecast computation method") or straight-line over 20 years. See Note 2 of Notes to Consolidated Financial Statements. Royalties and obligations to profit participants in the films are accrued using a method which approximates the individual film forecast computation method. Purchased program rights expected to be amortized within one year are classified as current assets.
   Motion picture, episodic television and animated produced programming costs consist of direct production costs, profit participations and residuals, production overhead, capitalized interest, and print and exploitation costs (such as advertising), net of accumulated amortization. Distribution fees are charged to expense when the corresponding revenues are recognized. These film costs are amortized using the individual film forecast computation method. Such estimates are revised periodically and estimated losses, if any, are provided for in full at the time determined. Motion picture, episodic television and animated produced programming costs classified as current assets include, net of amortization, the cost of completed theatrical films, television programs or animated produced programming that have been allocated to domestic and international primary markets. All other motion picture, episodic television and animated produced programming film costs are classified as noncurrent.
   Rights fees and other costs relating to sports events are generally expensed when the events are telecast. Substantially all other produced programming costs are charged to cost of operations when each production is aired or syndicated. Other produced programming costs expected to be expensed within one year are classified as current assets.
   Licensed program rights represent amounts paid or payable to program suppliers for the limited right to broadcast the suppliers' programming and distribution rights to entertainment product. New licensed film contracts are recorded when available for use at cost less an amount representing imputed interest; imputed interest is amortized to expense over the payment periods of the related obligations using the interest method (rates ranging from 9.75% to 10.75%). Exhibition rights under the licenses are generally limited to a contract period or a specific number of showings. Accordingly, licensed program rights are amortized to expense monthly at the greater of the straight-line rate or a rate based on actual usage. Rights expected to be amortized within one year are classified as current assets. Distribution rights are generally amortized over the term of the agreement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Turner Broadcasting System, Inc.

PROPERTY AND EQUIPMENT
Property and equipment is stated at cost less accumulated depreciation. Expenditures for improvements that add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed when incurred. When depreciable properties are retired or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is included in the Consolidated Statements of Operations. Depreciation is provided over the estimated useful lives of the individual assets using the straight-line method for financial reporting purposes.

REVENUE RECOGNITION
Advertising revenues are recognized in the period during which the spots are aired. Subscription revenues are recognized in the period to which they pertain or when the programming event to which they relate is aired. Syndication revenues are recognized in the period in which the agreement is executed, provided certain conditions of sale have been met, including availability of the product for broadcast or sale. Motion picture revenues are recognized as films are exhibited. Certain distribution contracts provide for receipt of nonrefundable minimum guarantees which are recognized when the film is available for exhibition, providing other conditions of sale have been met. Revenues in excess of the nonrefundable guarantees are not recognized until earned.

INTEREST
Interest expense is shown net of interest income of $13,864,000, $11,466,000 and $10,533,000 for the years ended December 31, 1993, 1992 and 1991, respectively.
   Costs associated with the refinancing and issuance of debt as well as debt discounts, if any, are expensed as interest using the interest method over the appropriate term of the related debt agreement.
   The Company enters into interest rate swap agreements with commercial banks to mitigate possible rising interest rates. These agreements are designated as hedges of interest rates, and the differential to be paid or received on interest rate swaps is accrued as an adjustment to interest expense as interest rates change.

INCOME TAXES
The Company adopted Statement of Financial Accounting Standards No.
109, "Accounting for Income Taxes" ("FAS 109"), effective January 1, 1993. Differences in recording certain income and expenses for financial reporting and income tax purposes relate principally to amortization of film costs, recognition of revenue on syndication contracts and depreciation of fixed assets. Investment tax credits are accounted for on the "flow-through" method. See Note 7 of Notes to Consolidated Financial Statements.

NET INCOME (LOSS)
PER COMMON SHARE
Net income (loss) per common share and common share equivalent is computed by dividing net income (loss) applicable to common stock by the weighted average number of outstanding shares of common stock and common stock equivalents during 1993, 1992 and 1991. Common stock equivalents are principally the incremental shares associated with the Class C Convertible Preferred Stock (the "Class C Preferred Stock") and outstanding stock options. Fully diluted income
(loss) per share amounts are similarly computed, but include the effect, when dilutive, of the Company's other potentially dilutive securities. The Company's zero coupon subordinated convertible notes due 2004 and 2007 are excluded from the 1993, 1992 and 1991 calculations of net income (loss) per common share due to their anti-dilutive effect. The difference between the primary and fully diluted earnings per share is not significant. See Note 5 and Note 10 of Notes to Consolidated Financial Statements.

NOTE 2 ACQUISITIONS

In December 1991, the Company invested $48,750,000 in a newly formed joint venture (the "Joint Venture"), of which $30,000,000 related to a 50% common stock interest and $18,750,000 related to a preferred stock interest. The other investors were Apollo Investment Fund, L.P. ("Apollo") and its affiliate, Altus Finance, S.A. ("Altus" and, together with Apollo, the "Investors"). The Joint Venture acquired, for $262,500,000 in cash, all of the stock of The Great American Entertainment Company ("GAEC"), the subsidiaries of which owned Hanna-Barbera Productions, Inc. and the Hanna-Barbera Film Library

(the "HB Library"), which consists of over 3,000 half-hours of animated programming. The purchase price for GAEC was financed in part through bank borrowings of $180,000,000 by the Joint Venture and investments aggregating $97,500,000 in the Joint Venture by the Investors and the Company. Pursuant to the merger, the name of GAEC, the surviving corporation and as a result a wholly-owned subsidiary of the Joint Venture, was changed to Hanna-Barbera Entertainment Co., Inc.
   Concurrently with the acquisition, wholly-owned subsidiaries of the Company acquired, for $50,000,000, worldwide television distribution rights to the HB Library and certain related receivables from Worldvision Enterprises, Inc., an affiliate of GAEC. The Company expects to receive approximately $13,950,000 for the receivables purchased from Worldvision Enterprises, Inc., of which $11,079,000 and $8,584,000 had been received at December 31, 1993 and 1992, respectively. The remaining $36,050,000 of distribution assets is being amortized on a straight-line basis over a period of 20 years. In addition, the Company acquired for $7,500,000, plus the assumption of certain liabilities, the animated entertainment production business and animated projects in development of GAEC and its subsidiaries.
  On December 29, 1993, the Company acquired the remaining 50% interest in the Joint Venture in a transaction consisting of the purchase of the common stock held by Apollo for approximately $68,000,000 in cash, the acquisition for $33,000,000 of a senior note of the Joint Venture from Altus and the repayment of all indebtedness and the assumption of liabilities of the Joint Venture. The acquisition of the Joint Venture was accounted for by the purchase method of accounting.
  On December 22, 1993, the Company acquired from Main Street Partners, Sony Pictures Entertainment, Inc. and Group W Investments, Inc. the equity interests in Castle Rock Entertainment ("Castle Rock"), a motion picture and television production company, for approximately $100,000,000 in cash and approximately $284,000,000 for the repayment of certain outstanding indebtedness, other liabilities assumed and other acquisition costs. The acquisition of Castle
Rock was also accounted for by the purchase method of accounting. Goodwill in the amount of $98,529,000 was recognized as the excess of total purchase price over net assets acquired in the transaction, and is being amortized on a straight-line basis over 20 years.
   See Note 16 of Notes to Consolidated Financial Statements for discussion of a business combination completed after the end of the year and the unaudited pro forma statements of operations for the years ended December 31, 1993 and 1992 which give effect to that acquisition and to the acquisition by the Company of Castle Rock together with the acquisition by the Company of the remaining 50% interest in the Joint Venture (together, the "Acquisitions") for those periods assuming that the Acquisitions had occurred at the beginning of the periods presented.
   In March 1993, the Company acquired a 27.5% limited partnership interest in n-tv, a 24-hour German language news channel, for $19,205,000 of which $11,654,000 was determined to be goodwill. During the period from purchase through December 31, 1993, the Company also contributed $16,054,000 in additional capital or advances convertible into capital, all of which was determined to be goodwill. This goodwill is being amortized on a straight-line basis over 20 years. The Company has committed to additional capital and advances to the limited partnership of $6,053,000 in 1994.
   The Company's ownership percentage in n-tv was 25.8% at December 31, 1993. The Company is accounting for this investment using the equity method and its share of the undistributed net loss of n-tv for the year ended December 31, 1993 was $18,622,000. The summarized financial position and results of operations of n-tv follow:

                                                                 December 31,
in thousands                                                        1993
- ----------------------------------------------------------------------------
Current assets                                                     $  6,335
Noncurrent assets                                                    20,115
Current liabilities                                                  36,588
============================================================================

                                                                Year ended
                                                                December 31,
in thousands                                                       1993
- ----------------------------------------------------------------------------
Revenue                                                          $   8,222
Operating loss                                                     (84,169)
Net loss                                                           (85,815)
============================================================================

   The Company's other unconsolidated subsidiaries and 50% or less owned entities are insignificant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Turner Broadcasting System, Inc.


NOTE 3 FILM COSTS

The following table sets forth the components of unamortized film costs:

                                                           December 31,
in thousands                                            1993           1992
- ---------------------------------------------------------------------------
Purchased program rights                          $1,172,921     $  936,582
Produced programming
   Released                                          166,768         30,595
   Completed and not released                         17,654         21,987
   In process                                        153,630         71,138
   Episodic television                                89,077         21,462
Licensed program rights                              231,385        207,442
Prepaid licensed
   program rights                                    116,933        140,962
- ---------------------------------------------------------------------------
                                                   1,948,368      1,430,168
Less current portion                                 314,637        243,544
- ---------------------------------------------------------------------------
                                                  $1,633,731     $1,186,624
===========================================================================

   Episodic television includes serial television episode program costs. Prepaid licensed program rights represent licensed program rights for which payments have been made but the films are currently unavailable for use. As these programs become available for use they are reclassified to licensed program rights. See Note 1 of Notes to Consolidated Financial Statements.
   On the basis of the Company's anticipated total gross revenue estimates, over 83% of released and episodic television produced programming costs at December 31, 1993, will be amortized within the three-year period ending December 31, 1996.
   Film costs included in Cost of Operations is composed of the following:

                                              Year ended December 31,
in thousands                              1993          1992           1991
- ---------------------------------------------------------------------------
Purchased program rights              $ 75,814      $ 79,554       $ 69,112
Produced programming                   360,511       333,087        289,548
Licensed program rights                 71,503        65,960         50,632
Participants' share
   and royalties                        32,072        21,992         13,740
- ---------------------------------------------------------------------------
                                      $539,900      $500,593       $423,032
===========================================================================

NOTE 4 PROPERTY
AND EQUIPMENT

Property and equipment is summarized as follows:

                                              December 31,      Estimated
in thousands                              1993          1992   useful lives
- ---------------------------------------------------------------------------
Buildings                             $138,332      $125,019    10-50 years
Equipment and
   furniture                           210,985       184,175     3-15 years
Transponders                            46,053        44,954    11-13 years
Land                                    21,019        11,019
Other                                   18,462        15,608     6-15 years
- ---------------------------------------------------------------------------
                                       434,851       380,775
Less accumulated
   depreciation                        209,623       167,958
- ---------------------------------------------------------------------------
                                      $225,228      $212,817
===========================================================================

   Buildings include capital leases of $19,920,000 at December 31, 1993 and $21,314,000 at December 31, 1992. Accumulated depreciation related to capital leases was $17,037,000 and $15,691,000, respectively. Depreciation expense related to capital leases was $1,346,000, $1,595,000 and $1,441,000 for the years ended December 31, 1993, 1992 and 1991, respectively.
   In 1989, the Company, acting through a joint venture arrangement with Home Box Office, Inc. ("HBO"), negotiated an agreement with Hughes Communications Galaxy, Inc. ("Hughes") for the purchase of five transponders, with an option to purchase three additional transponders. The option to purchase one of the additional transponders has since been cancelled. In December 1991, the Company entered into a sale/leaseback transaction with respect to four of these satellite transponders to be effective when the transponders were ready for commercial operation following the satellite's launch. The four transponders were sold by the Company at fair market value to an unaffiliated third party that agreed to lease such transponders back to the Company pursuant to an operating lease. The Company received $45,000,000 in net cash proceeds from the sale on May 8, 1992, the date the transponders were ready for commercial operation. The Company deferred the gain on the transaction and is recognizing it as a reduction of the rental expense over the term of the lease, which is approximately 8 1/2 years. The above table includes $9,107,000 in 1993 and $8,602,000 in 1992 of progress payments towards the construction of the remaining Company-owned transponder.

   The Company has long-term noncancellable operating lease commitments for vehicles, sports facilities, satellite transmission facilities and office space. Total rental expense for these operating leases is summarized as follows:

                                               Year ended December 31,
in thousands                              1993          1992           1991
- ---------------------------------------------------------------------------
Total rental expense                   $78,137       $66,658        $58,581
Contingent rental expense                9,218        17,057         23,776
- ---------------------------------------------------------------------------

   Future minimum rental payments at December 31, 1993 for noncancellable operating leases with remaining terms in excess of one year aggregate $335,555,000 and are payable as follows: 1994 - $56,725,000; 1995 -
$48,463,000; 1996 - $45,060,000; 1997 - $40,696,000; 1998 - $35,905,000; 1999
and thereafter in the aggregate - $108,706,000.

NOTE 5 LONG-TERM DEBT

Long-term debt consists of:

                                                                                                      December 31,
in thousands                                                                                       1993          1992
- ---------------------------------------------------------------------------------------------------------------------
Bank credit facilities                                                                       $1,225,000    $  710,000
Payable to banks by CNN Center Ventures                                                               -        40,000
12% Senior subordinated debentures due October 15, 2001,
   net of unamortized discount of $3,268 and $3,551                                             536,732       536,449
8 3/8% Senior Notes due July 1, 2013, net of unamortized discount of $2,675 in 1993             297,325             -
Zero coupon subordinated convertible notes, 8% yield, due
   October 26, 2004, net of unamortized discount of $422,970 in 1992                                  -       277,030
Zero coupon subordinated convertible notes, 7.25% yield, due February 13, 2007,
   net of unamortized discount of $353,368 and $369,088                                         228,688       212,968
Obligations under capital leases due in varying amounts through 1999,
   net of imputed interest of $1,075 and $1,384                                                   6,353         7,274
Other debt, net of imputed interest of $29 and $139, due in varying amounts
   through 1994, interest at fixed rates ranging from 6.00% to 9.49%                              2,510         2,289
- ---------------------------------------------------------------------------------------------------------------------
                                                                                              2,296,608     1,786,010
Less current portion                                                                              2,051        76,959
- ---------------------------------------------------------------------------------------------------------------------
                                                                                             $2,294,557    $1,709,051
=====================================================================================================================




BANK CREDIT FACILITIES
On July 1, 1993, the Company entered into a credit agreement (the "1993 Credit Agreement") with a group of banks pursuant to which such banks extended a $750,000,000 unsecured revolving credit facility. On December 15, 1993, the 1993 Credit Agreement was amended, among other things, to increase the amount available for borrowing to $1,500,000,000. Amounts available for borrowing or reborrowing under this revolving facility will automatically decrease by $75,000,000 as of the last business day of the calendar quarters ending March 31, 1998, June 30, 1998, September 30, 1998 and December 31, 1998, and by
$150,000,000 as of the last business day of each quarter thereafter until December 31, 2000, at which time the revolving credit facility will terminate. Under the 1993 Credit Agreement, amounts repaid under the revolving credit facility may be reborrowed subject to borrowing availability. The amount of borrowing availability is subject to other provisions of the 1993 Credit Agreement, including requirements that (a) minimum ratios be maintained, as from time to time are in effect, of funded debt to cash flow, cash flow to interest expense and cash flow to fixed charges; and (b) there does not exist, and that such borrowing would not create, a default or event of default, as defined. These covenants are similar to, though generally less restrictive than, the covenants in the credit agreement entered into by the Company in 1989, as amended (the "1989 Credit Agreement").
   Simultaneous with the execution of the 1993 Credit Agreement in July 1993, the Company cancelled a $360,000,000 and a $200,000,000 unsecured revolving credit facility governed by the 1989 Credit Agreement. On

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Turner Broadcasting System, Inc.

December 21, 1993, the remaining facilities under the 1989 Credit Agreement, a $700,000,000 and a $140,000,000 unsecured term loan, were repaid and cancelled.
   Amounts outstanding under the 1989 and 1993 Credit Agreements bear interest at varying rates on the basis of different rate indices and the Company's operating performance. Interest is payable quarterly or at three-month intervals. The interest rates of the credit agreements ranged from 4.07% to 6.00% and 4.44% to 6.13% during the years ended December 31, 1993 and 1992, respectively. The Company pays fees of 3/8 of 1% per annum on the average unborrowed portion of the total amount available for borrowing.
   Approximately $1,225,000,000 and $750,000,000 of the Company's indebtedness bore interest on a floating basis tied to short-term market indices at December 31, 1993 and 1992, respectively. At December 31, 1993 and 1992, the weighted average interest rates associated with this indebtedness were 4.69% and 4.45%, respectively. The Company has interest rate swap agreements having a total notional principal amount of $780,000,000 and $650,000,000 at December 31, 1993 and 1992, respectively, with commercial banks. The increase in the notional principle amount of $130,000,000 was assumed by the Company in connection with the acquisition of the remaining 50% interest in the Joint Venture. See Note 2 of Notes to Consolidated Financial Statements. No swap agreements were terminated in 1993 or 1992. The notional amounts of the contracts that will expire in 1994 and 1995 are $300,000,000 and $480,000,000, respectively. The weighted average receipt and payment rates associated with the swap agreements were 4.16% and 9.07%, respectively, at December 31, 1993 and were 4.44% and 9.80%, respectively, at December 31, 1992. The Company has exposure to credit risk but does not anticipate nonperformance by the counterparties to these agreements.
   The 1993 Credit Agreement contains restrictive covenants (regarding, among other things, additional indebtedness, liens, guarantees, dispositions, investments and dividend payments), and requires the maintenance of specified levels of operating cash flow and certain ratios of operating cash flow to funded debt, operating cash flow to fixed charges and operating cash flow to interest expense, as defined. Furthermore, the terms of the 1993 Credit Agreement, the 12% senior subordinated debentures, the 8 3/8% Senior Notes and the zero coupon subordinated convertible notes due 2007 provide each holder of such securities with the right, at the holder's option, to require the Company to purchase all or any portion of the holder's securities in the event of a change in control. A change in control is deemed to occur when neither R. E. Turner and his estate, heirs and legatees, those parties who beneficially owned the Company's Class C Preferred Stock at the date of refinancing nor any combination thereof have the power to vote at least a majority of the voting power of the Company's voting securities.

CNN CENTER VENTURES
CREDIT AGREEMENT
On December 21, 1993, the Company cancelled a $125,000,000 revolving credit agreement governed by the CNN Center Ventures Credit Agreement that was guaranteed by the Company and secured by a first mortgage lien on the CNN Center and adjacent parking deck facility.

12% SENIOR SUBORDINATED DEBENTURES
The 12% senior subordinated debentures (the "Debentures") are redeemable at the Company's option at par plus 4.5%, 3.0% and 1.5% of the principal amount after October 15, 1994, 1995 and 1996, respectively, and at par on and after October 15, 1997, in each case together with accrued interest to the redemption date. The Company is required to redeem $137,500,000 principal amount on both October 15, 1999 and October 15, 2000, at par plus accrued interest to the redemption date. Interest on the Debentures is paid semi-annually. The Debentures contain restrictive covenants similar to those discussed under the 1993 Credit Agreement and, in addition, require the Company to maintain a minimum net worth, as defined.

SHELF REGISTRATION
On May 6, 1993, the Company filed a registration statement with the Securities and Exchange Commission (the "Shelf Registration") to allow the Company to offer, from time to time, the sale of up to $1,100,000,000 of unsecured senior debt or unsecured senior subordinated debt securities, consisting of notes, debentures, or other evidence of indebtedness.

8 3/8% SENIOR NOTES
On July 8, 1993, the Company sold $300,000,000 of 8 3/8% Senior Notes due July 1, 2013 (the "Notes") under the Shelf Registration. The net proceeds to the Company were approximately $291,445,000, after market and underwriting discounts. The Notes bear interest at the rate of 8 3/8% per annum payable semi-annually on January 1 and July 1 of each year, commencing January 1, 1994. The Notes are not redeemable at the option of the Company. Each holder has the right to require the Company to repurchase such holder's Notes in whole, but not in part, upon the occurrence of certain triggering events, including, without limitation, a change of control, certain restricted payments or certain consolidations, mergers, conveyances or transfers of assets, each as defined in the indenture relating to the Notes. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes prior to maturity. The covenants governing the Notes limit the Company's ability to incur additional funded debt by requiring the maintenance of a minimum consolidated interest coverage ratio, as defined.

ZERO COUPON
SUBORDINATED CONVERTIBLE
NOTES DUE 2004
On July 9, 1993, the Company called for redemption all of its zero coupon subordinated convertible notes due 2004 (the "Convertible Notes due 2004"), of which $290,507,000, net of unamortized discount of $409,493,000, was outstanding at August 9, 1993. The Convertible Notes due 2004 could have been converted into shares of Class B Common Stock, par value $0.0625 per share, at any time before the close of business on August 9, 1993, at the rate of 15 shares of Class B Common Stock for each $1,000 principal amount at maturity. All Convertible Notes due 2004 which were not converted into shares of Class B Common Stock were redeemed on August 9, 1993, at a redemption price of $415.01 in cash for each $1,000 principal amount at maturity. The price reflects accrued original issue discount at the rate of 8% compounded semi-annually to the redemption date.

ZERO COUPON
SUBORDINATED CONVERTIBLE
NOTES DUE 2007
The zero coupon subordinated convertible notes due February 13, 2007 (the "Convertible Notes due 2007") were issued at $343.61 per $1,000 principal amount at maturity with no periodic payments of interest. The issue price of the Convertible Notes due 2007 represents a yield to maturity of 7.25% annually. Each $1,000 principal amount at maturity is convertible at the option of the holder, at any time on or prior to maturity, into 12.783 shares of Class B Common Stock. The conversion rate will not be adjusted for accrued original issue discount but will be subject to adjustment upon the occurrence of certain events affecting Class B Common Stock and, upon conversion, the holder will not receive any cash payment representing accrued original issue discount. The Convertible Notes due 2007 are redeemable on or after February 13, 1995, at the option of the Company, at redemption prices equal to the issue price plus accrued original issue discount to the date of redemption. Each holder of Convertible Notes due 2007 will have the option of requiring the Company to purchase such holder's Convertible Notes due 2007 on February 13, 1997, for a purchase price of $490.58 (the issue price plus accrued original issue discount to such date) per $1,000 principal amount at maturity to be paid, at the option of the Company, in cash or shares of Class B Common Stock or any combination thereof.

OTHER
Maturities of long-term debt, including debt discount, for each of the five years following December 31, 1993, are: $2,392,000; $1,365,000; $1,336,000;
$1,345,000; and $26,364,000, respectively, and $2,624,221,000 after 1998.
Included in the maturities of long-term debt are obligations under capital leases of $1,279,000; $1,275,000; $1,284,000; $1,288,000; and $1,301,000 for
each of the five years following December 31, 1993, respectively, and $1,001,000 after 1998. Obligations for film contracts payable and obligations under employment agreements, including imputed interest, for each of the five years following December 31, 1993, are: $33,958,000; $24,594,000; $16,210,000;
$12,592,000; and $1,335,000, respectively, and $12,654,000 after 1998.
   The redemption of the Convertible Notes due 2004 and cancellation of the 1989 Credit Agreement and the CNN Center Ventures Credit Agreement resulted in an extraordinary charge in 1993 of $10,693,000, net of approximately $6,253,000 of tax benefit, representing the write-off of unamortized debt issue costs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Turner Broadcasting System, Inc.


NOTE 6 FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate such value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.
   The following methods and assumptions were used by the Company to estimate the fair value of its significant financial instruments:

CASH AND CASH EQUIVALENTS
The carrying amount reported as of December 31, 1993 and 1992 approximates fair value.

INSTALLMENT CONTRACTS RECEIVABLE
Installment contracts receivable are recorded net of discount and as such the carrying amount reported as of December 31, 1993 and 1992 approximates fair value.

FILM CONTRACTS PAYABLE
Film contracts payable are recorded net of discount and as such the carrying amount reported as of December 31, 1993 and 1992 approximates fair value.

LONG-TERM DEBT
The borrowings at December 31, 1993 under the Company's 1993 Credit Agreement and at December 31, 1992 under the 1989 Credit Agreement and the CNN Center Ventures Credit Agreement have floating interest rates and, therefore, approximate fair value. The fair value at December 31, 1993 of the Debentures, the Notes and the Convertible Notes due 2007 and at December 31, 1992 of the Debentures, the Convertible Notes due 2004 and the Convertible Notes due 2007 is based on quoted market values on the respective dates. See Note 5 of Notes to Consolidated Financial Statements.

INTEREST RATE
SWAP AGREEMENTS
The fair value of the interest rate swap agreements is the amount the counterparties would charge the Company to terminate the swap agreements on that date. See Note 5 of Notes to Consolidated Financial Statements.
   The carrying amounts and estimated fair values of the Company's long-term debt, net of obligations under capital leases, including amounts related to the interest rate swap agreements of $30,800,000 and $61,900,000 at December 31, 1993 and 1992, respectively, are as follows:

                                                           December 31,
in thousands                                            1993           1992
- ---------------------------------------------------------------------------
Fair value                                       $ 2,386,000    $ 1,923,000
Carrying amount                                    2,290,000      1,779,000
- ---------------------------------------------------------------------------

   The excess of fair value over carrying value of long-term debt, net of obligations under capital leases, is principally due in both years to a decline in market interest rates since the original issuance of the Debentures and the Convertible Notes due 2007 and the inception of the interest rate swap agreements.

NOTE 7 INCOME TAXES

Effective January 1, 1993, the Company adopted FAS 109. The adoption of FAS 109 changes the Company's method of accounting for income taxes from the deferred method pursuant to Accounting Principles Board Opinion No. 11, to an asset and liability approach. FAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Using the enacted tax rates in effect for the year in which the differences are expected to reverse, deferred tax liabilities and assets are determined based on the differences between the financial reporting and the tax basis of an asset or liability.
   The cumulative adjustment for income taxes as a result of the adoption of FAS 109 on January 1, 1993 was a non-recurring charge to earnings of $306,000,000 and is reflected in the 1993 Consolidated Statement of Operations as a cumulative effect of a change in accounting for income taxes. The amount relates primarily to the 1986 acquisition of the TEC Library where there were substantial differences between amounts recorded for financial reporting purposes and for income tax purposes. The FAS 109 cumulative adjustment includes $45,000,000 representing the Company's 50% share of the FAS 109 cumulative adjustment recorded by Hanna-Barbera Entertainment Company, now Hanna-Barbera Holding Company, which was acquired in 1991. See Note 2 of Notes to Consolidated Financial Statements.

  The provisions (benefits) for income taxes for the three years ended December 31, 1993 consist of the following:

                                              Year ended December 31,
in thousands                              1993          1992           1991
- ---------------------------------------------------------------------------
Current
   Federal                            $ 12,646      $ 45,105       $ 42,642
   State and local                       9,381        11,743          8,693
   International                        12,720         8,836          6,711
Deferred
   Federal                              18,147             -              -
   Increase in federal tax rate          6,788             -              -
   State and local                      (6,691)            -              -
   International                        (4,867)            -              -
- ---------------------------------------------------------------------------
Provision for income taxes
   before extraordinary item            48,124        65,684         58,046
Extraordinary item -
   realization of operating
   loss carryforwards
      Federal                                -       (41,308)       (39,985)
      State                                  -        (2,253)        (3,015)
- ---------------------------------------------------------------------------
Net provision for
   income taxes                       $ 48,124      $ 22,123       $ 15,046
===========================================================================

   The provision for income taxes differs from the amount computed by applying the applicable U.S. statutory federal income tax rate (35% in 1993 and 34% in 1992 and 1991) to pretax income from continuing operations as a result of the following items:

                                              Year ended December 31,
in thousands                              1993          1992           1991
- ---------------------------------------------------------------------------
Federal tax provision on
   pretax income before
   extraordinary items at
   statutory federal
   income tax rate                     $42,199       $33,913        $34,334
Increase (decrease) due to:
   Increase in federal
      income tax rate                    6,788             -              -
   State and local taxes,
      net of federal benefit             1,749         7,750          5,739
   Equity in income of
      unconsolidated entity             (3,686)            -              -
   Purchased film costs
      and related intangibles                -        10,705          9,801
   International taxes                       -         8,836          6,711
   Other                                 1,074         4,480          1,461
- ---------------------------------------------------------------------------
Provision for income taxes
   before extraordinary item           $48,124       $65,684        $58,046
===========================================================================

   Deferred tax assets (liabilities) consist of the following:

                                                December 31,
in thousands                                            1993
- ------------------------------------------------------------
Deferred tax assets
   Accruals and reserves                          $   43,478
   Tax credits and net operating losses               39,682
   Fixed assets                                        3,547
   Other                                              25,924
- ------------------------------------------------------------
                                                     112,631
- ------------------------------------------------------------
Valuation allowance on deferred tax assets            (8,723)
- ------------------------------------------------------------
Deferred tax liabilities
   Film costs and related intangibles               (417,018)
   Accounts receivable                               (44,247)
   Other                                             (18,620)
- ------------------------------------------------------------
                                                    (479,885)
- ------------------------------------------------------------
                                                   $(375,977)
============================================================

   Current income taxes payable in the amount of $28,800,000 is included in other current liabilities.
   At December 31, 1993, investment tax credit ("ITC") carryforwards of approximately $4,100,000 and foreign tax credit ("FTC") carryforwards of approximately $3,100,000 were available to offset future federal income tax.
For tax purposes, the ITC carryforwards will expire from 1998 through 2001; and the FTC carryforwards will expire in 1997. Additionally, an alternative minimum tax credit of approximately $6,000,000 is available to offset the Company's regular tax liability in future years.
   In connection with the Company's 1986 purchase of Metro-Goldwyn-Mayer Inc./United Artists ("MGM/UA") the Company also acquired certain ITC carryforwards which can only be used to reduce the federal income tax liability of Turner Entertainment Co. ("TEC"), a wholly-owned subsidiary of the Company. As of December 31, 1993, approximately $16,700,000 of ITC carryforwards remain available to offset the future tax liability of TEC. The realization of tax benefits from the utilization of the remaining TEC carryforwards is dependent on TEC having future taxable income. The unused ITC carryforwards will begin expiring in 1998.
   In connection with the Company's 1993 purchase of the remaining 50% of the Joint Venture, the Company also acquired certain net operating loss ("NOL") and FTC carryforwards which can only be used to reduce the federal income tax liability of the Joint Venture. As of December 31, 1993, approximately $31,700,000 of NOL carryforwards and approximately $1,100,000 of FTC carryforwards remain available to offset the future tax liability of the Joint Venture.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Turner Broadcasting System, Inc.

   The Company's tax liability has been reduced by approximately $13,359,000 in 1993 representing realization of the tax benefits associated with the exercise of stock options. This benefit has been recorded as an increase to the Company's capital in excess of par value.


NOTE 8 COMMITMENTS
AND CONTINGENCIES

COMMITMENTS
In addition to long-term noncancellable operating lease commitments for vehicles, sports facilities, satellite transmission facilities and office space, the Company's principal revenue-producing operations enter into extended commitments integral to their respective operations.
   At December 31, 1993, the Company was obligated to make future payments of approximately $308,196,000 under contracts for licensed film rights not currently available for use and, therefore, not included in the consolidated balance sheet. The Company also has commitments under contracts for rights to or production of other programming not yet produced of approximately $1,113,191,000 of which $958,664,000 relates to sports programming. Amounts payable for all of the above noted items are as follows: 1994 - $398,467,000; 1995 - $296,857,000; 1996 - $299,130,000; 1997 - $273,015,000; and 1998 and
thereafter - $153,918,000.
   The Company has contracted for newsgathering services and technical support at bureaus and overland transmission services. Minimum commitments for these services with terms in excess of one year aggregate approximately $9,041,000 and are payable in varying amounts through 2019. In June 1990, the Company entered into an exclusive domestic syndication and licensing agreement, as amended, under which the Company committed to make up to a $10,000,000 advance, recoupable against sales over the five-year period beginning September 1997, to the extent that the Company generates less than $72,000,000 of gross sales less distribution costs, as defined, over the five-year period beginning September 1992.
   Long-term employment contracts currently in effect provide for, among other items, aggregate annual compensation for baseball players and other employees of the Company with extended contracts of approximately $44,991,000 in 1994, $39,013,000 in 1995, $31,882,000 in 1996, $25,367,000 in 1997 and $132,658,000
in 1998 and thereafter. These amounts represent the maximum possible obligation, including potential incentive compensation (although certain incentive compensation cannot be earned by more than one player per season) that can be earned under the terms of the contracts.

CONTINGENCIES AND
PENDING LITIGATION
Because of the nature of its principal revenue-producing activities, the Company is, in the routine operation of its business, subject to litigation, claims, assessments and various legal matters. In the opinion of management, none of these matters is expected to result in a judgment having a material adverse effect on the Company's consolidated financial position or results of operations.
   Pursuant to an Indemnification Agreement (the "Indemnification Agreement"), as executed in connection with the Company's acquisition of MGM/UA and as supplemented at the time the Company sold certain assets to United Artists Corporation on August 25, 1986, the Company assumed responsibility for a variety of lawsuits and claims from MGM/UA. Generally, these lawsuits and claims arose in the normal course of MGM/UA's business. The Company believes that the resolution of the suits and claims for which it assumed responsibility pursuant to the Indemnification Agreement will not have a material adverse impact on the consolidated financial position or operating results of the Company.

NOTE 9 CLASS B CUMULATIVE
PREFERRED STOCK

On June 3, 1987, the Company issued to a group of investors (the "Units Investors") an aggregate of 12,396,976 units of its securities (the "Units Offering"), each unit composed of one share of the Company's Class B Cumulative Preferred Stock (the "Class B Preferred Stock") and one share of the Company's Class C Preferred Stock, for an aggregate consideration of approximately $568,194,000, or $45.8333 per unit. See Note 10 of Notes to Consolidated Financial Statements.

   The terms of the Class B Preferred Stock provided for redemption at the option of the Company any time after the second dividend payment date, with mandatory redemption in 1999. The carrying value of the Class B Preferred Stock was being accreted to its redemption value ($30.8333 per share plus accrued dividends) using the interest method. Dividends on each share of Class B Preferred Stock accrued cumulatively at the rate of 10% per annum to April 30, 1991, and thereafter at the rate of 12% per annum. Accrued dividends were payable annually on April 30th.
   In March 1991, the Company offered the holders of the Company's Class B Preferred Stock the option of reinvesting their 1991 cash dividend by purchasing shares of Class B Common Stock at $14.25 per share. On April 30, 1991, the Company paid dividends of $38,224,000 on the Class B Preferred Stock. Holders representing 86% of the outstanding shares of Class B Preferred Stock elected the option offered by the Company and endorsed their dividend checks, aggregating approximately $32,867,000, to the Company in payment of the purchase price of an aggregate of 2,306,478 shares of Class B Common Stock.
   On June 27, 1991, the Company offered to exchange its Class B Common Stock for any and all of its Class B Preferred Stock at an exchange ratio of 1.927 shares of Class B Common Stock for each share of Class B Preferred Stock, plus such additional shares of Class B Common Stock valued at $16.00 per share as were necessary to satisfy all accrued dividends through the date of exchange (the "Exchange Offer"). The Exchange Offer expired on July 26, 1991. Holders of 98.6% of the outstanding Class B Preferred Stock, which had an aggregate liquidation value of $376,900,000, exchanged their shares for 24,238,018 shares of Class B Common Stock. Net income per common share for both the Class A Common Stock and Class B Common Stock in 1991 would have been $0.34 if the issuance of the 24,238,018 shares of Class B Common Stock in the Exchange Offer and the 2,306,478 shares of Class B Common Stock issued in relation to the stock dividend had occurred on January 1, 1991.
   On December 29, 1992, the Company elected to redeem all of the remaining outstanding shares of the Class B Preferred Stock at the redemption price of $33.34 per share. The total redemption price of $5,929,000 included $446,000 of accrued dividends.

NOTE 10 STOCKHOLDERS'
EQUITY (DEFICIT)

COMMON STOCK
Prior to June 1992, each share of Class A and Class B common stock was identical in all respects except for cash dividends and voting privileges. In the case of cash dividends, the amount of such dividends payable on Class A Common Stock was 90% of the amount payable per share on the Class B Common Stock. In June 1992, the Company amended its Articles of Incorporation to permit the payment of equal cash dividends per share on the Class A Common Stock and Class B Common Stock. The Class A Common stockholders are entitled to one vote per share and the Class B Common stockholders are entitled to one-fifth vote per share.
   In February 1992, the Board of Directors, acting through its Finance Committee, declared a quarterly cash dividend upon the Company's outstanding shares of Class A Common Stock and Class B Common Stock, payable at the rate of $0.01125 for each share of Class A Common Stock held and $0.0125 for each share of Class B Common Stock held. In addition, holders of the Company's outstanding Class C Preferred Stock were entitled to an equivalent cash dividend ($0.0750 for each share held) based on the number of underlying shares of Class B Common Stock. The cash dividend, aggregating approximately $3,049,000 was paid on March 19, 1992, to shareholders of record at the close of business on March 3, 1992. Following the amendment of the Company's Articles of Incorporation to permit the payment of equal cash dividends per share on the Class A Common Stock and the Class B Common Stock, the Finance Committee declared dividends payable for each of the remaining quarters in 1992 at the rate of $0.0125 for each outstanding share of Class A Common Stock and Class B Common Stock and $0.0750 for each share of Class C Preferred Stock. Cash dividends of $3,134,000, $3,139,000 and $3,275,000, respectively, were paid each quarter pursuant to these dividend declarations.
   In 1993, the Board of Directors declared cash dividends on the Company's outstanding shares of Class A Common Stock and Class B Common Stock, payable at the rate of $0.0175 for each share held on the respective

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Turner Broadcasting System, Inc.

record dates each quarter. In addition, holders of the Company's outstanding Class C Preferred Stock were entitled to equivalent cash dividends of $0.105 for each share held on the record date each quarter based on the number of shares of Class B Common Stock which would be receivable upon conversion of each share of Class C Preferred Stock. Cash dividends of $4,596,000, $4,597,000, $4,606,000 and $4,608,000, respectively, were paid each quarter pursuant to these dividend declarations.
   The Company's ability to pay cash dividends to holders of shares of the Class A and Class B Common Stock and the Class C Preferred Stock is subject to certain covenants in the Company's outstanding debt instruments, currently the most restrictive of which limits the maximum aggregate amount of dividends permitted to be paid annually to such holders to $30,000,000.
   During 1993, 287,930 shares of Class B Common Stock were issued to certain officers and employees and in conjunction with the redemption of the Convertible Notes due 2004. See Note 5 of Notes to Consolidated Financial Statements.
   On September 30, 1992, the Company issued 11,500,000 shares of Class B Common Stock through a public offering, resulting in net proceeds of approximately $204,644,000.

CLASS C CONVERTIBLE
PREFERRED STOCK
In connection with the Company's Units Offering, the Company issued 12,396,976 shares of Class C Preferred Stock. See Note 9 of Notes to Consolidated Financial Statements. The terms of the Class C Preferred Stock provide for conversion to Class B Common Stock, at the option of the holder, at a current rate of six shares of Class B Common Stock for every one share of Class C Preferred Stock at any date prior to redemption. The Class C Preferred stockholders are entitled to vote as though they held the Class B Common Stock underlying the Class C preferred shares and are entitled to vote as a separate class for seven members of the Company's 15 member board of directors. In addition, holders of the Class C Preferred Stock are entitled to dividends (non-cumulative) based on the number of underlying shares of Class B Common Stock. If the number of outstanding shares of Class C Preferred Stock is less than 4,000,000, the right of the Class C preferred stockholders to vote as a separate class for seven directors ceases and the Company may redeem the then outstanding shares at a redemption price per share equal to the common stock equivalent price on the redemption date.

STOCK OPTIONS
The Company has two stock option plans under which options may be granted to certain key employees at prices determined by the Stock Option and Compensation Committee. The 1983 Stock Option Plan (the "1983 Plan") expired in 1993; no options were granted, exercised, cancelled or expired under this plan in 1992 or 1993. Under the 1988 Stock Option Plan (the "1988 Plan"), options may not be granted at less than par value on the date of grant but may be granted at less than the fair market value ("FMV") on the date of grant, except for an incentive stock option. The option price per share subject to an incentive stock option may not be less than the greater of 100% of the FMV per share on the grant date, or the par value per share; however, in the case of an incentive stock option granted to a 10% shareholder, the option price per share may not be less than the greater of 110% of FMV per share on the date of grant or the par value per share. All options granted under the 1988 Plan have been granted at FMV. At December 31, 1993, the total number of shares available for the grant of options under the 1988 Plan was 2,883,690 Class B common shares.
   Under the 1993 Stock Option Plan (the "1993 Plan"), adopted November 15, 1993, options may not be granted at less than par value on the date of grant but may be granted at less than the FMV on the date of grant, except for an incentive stock option. The option price per share subject to an incentive stock option may not be less than the greater of 100% of the FMV per share on the grant date, or the par value per share; however, in the case of an incentive stock option granted to a 10% shareholder, the option price per share may not be less than the greater of 110% of FMV per share on the date of grant or the par value per share. At December 31, 1993, the total number of shares available for the grant of options under the 1993 Plan was 5,000,000 Class B common shares; no options had been granted.

   Transactions relating to rights to purchase stock under the 1983 Plan and 1988 Plan for the three years ended December 31, 1993, are summarized below:

                                                Number           Exercise Price Class A        Exercise Price Class B
                                              of shares                Common Stock               Common Stock (1)
                                     --------------------------------------------------------------------------------
in thousands, except share data        Class A       Class B      Per share    Aggregate      Per share     Aggregate
- ---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1990             1,752     4,052,505
   Granted                                   -       683,100
   Exercised                            (1,752)     (437,764)        $2.854           $5            (2)        $1,355
   Cancelled or expired                      -       (38,238)
- ---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1991                 -     4,259,603
   Granted                                           649,550
   Exercised                                        (479,164)                                       (2)        $2,328
   Cancelled or expired                              (85,869)
- ---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                       4,344,120
   Granted                                         2,070,300
   Exercised                                        (754,621)                                       (2)        $7,490
   Cancelled or expired                             (188,025)
- ---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                       5,471,774
=====================================================================================================================

(1) The rights outstanding at December 31, 1993, are exercisable at prices ranging from $2.792 to $27.125 per share for a total exercise price of $97,455,000. The majority of the stock options are exercisable at $13.170 (1,482,351 shares), $25.625 (1,135,300 shares), $27.125 (800,000 shares),
      $2.792 (724,438 shares), $19.125 (558,000 shares) and $19.500 (470,384 shares).
(2) Options exercised under the 1983 Plan and 1988 Plan for the three years ended December 31, 1993, are summarized as follows:

                                                                                         Exercise Price
                                                                         --------------------------------------------
in thousands, except share data                                         Number of shares      Per share     Aggregate
- ---------------------------------------------------------------------------------------------------------------------
                                                                             391,912       $  2.792        $1,094
                                                                               1,752          2.854             5
                                                                              29,500          4.500           133
                                                                              14,600          8.416           123
- -----------------------------------------------------------------------------------------------------------------
Options exercised 1991: Class B Common Stock                                 437,764                       $1,355
=================================================================================================================
                                                                             368,921       $  2.792        $1,030
                                                                              14,750          4.500            66
                                                                               5,400          8.416            45
                                                                              90,093         13.170         1,187
- -----------------------------------------------------------------------------------------------------------------
Options exercised 1992: Class B Common Stock                                 479,164                       $2,328
=================================================================================================================
                                                                             287,445       $  2.792       $   802
                                                                               8,000         11.334            91
                                                                             339,996         13.170         4,478
                                                                               3,000         14.000            42
                                                                               1,333         14.125            19
                                                                               1,666         15.125            25
                                                                               3,000         15.250            46
                                                                              30,000         16.667           500
                                                                              33,333         17.500           583
                                                                              25,000         19.125           478
                                                                              21,848         19.500           426
- -----------------------------------------------------------------------------------------------------------------
Options exercised 1993: Class B Common Stock                                 754,621                       $7,490
=================================================================================================================

   The Company has reserved shares of common stock for issuance upon exercise of outstanding stock options, conversion of the Class C Preferred Stock and the Convertible Notes due 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Turner Broadcasting System, Inc.

NOTE 11 RETIREMENT
SAVINGS PLANS

The Company has four domestic defined contribution retirement plans. The Turner Broadcasting System, Inc. Retirement Savings Plan is a tax qualified savings plan with matching Company contributions, which covers essentially all employees of the Company, except the Atlanta National League Baseball Club, Inc., employees based outside the United States and employees subject to collective bargaining agreements. A non-qualified supplemental savings plan with matching Company contributions covers employees with compensation in excess of the amount taken into consideration by the tax qualified savings plan and a non-qualified retirement plan covers certain key employees. The Atlanta Braves Retirement Savings Plan is a tax qualified savings plan without a matching Company contribution, which covers non-uniformed employees of the Atlanta National League Baseball Club, Inc.
   The Company has a defined benefit retirement plan which covers non-uniformed personnel of the Atlanta National League Baseball Club, Inc. The Company also has a defined contribution retirement plan which is tax qualified in the United Kingdom and covers essentially all employees in London.
   The Company's total contribution for all plans described above was $10,279,000, $9,484,000, and $7,333,000 for 1993, 1992 and 1991, respectively.

NOTE 12 RELATED
PARTY TRANSACTIONS

Most of the investors in the Company's Units Offering have ongoing business relationships with the Company, primarily as operators, directly or through affiliates, of cable television systems which receive and distribute to their subscribers programming provided by the Company's cable television operations. See Note 9 of Notes to Consolidated Financial Statements.
   The Company recorded subscription fees from the Unit Investors for the delivery of such cable services (CNN, Headline News, TNT and Cartoon Network), before deductions for advertising allowances, of approximately $274,317,000 for 1993, $252,257,000 for 1992 and $233,142,000 for 1991. These amounts constituted approximately 54%, 57% and 56% of the Company's total subscription revenue for CNN, Headline News, TNT and Cartoon Network during each respective year. At December 31, 1993 and 1992, the receivables from the Unit Investors aggregated approximately $94,011,000 and $81,453,000, respectively. Advertising revenues received by the Company during 1993 were also indirectly dependent to a substantial degree on cable television systems operated by the Unit Investors or their affiliates since subscribers to those systems constituted approximately 67%, 66%, 67%, 66% and 63% of the cable audience coverage as of December 1993 for TBS SuperStation, CNN, Headline News, TNT and Cartoon Network, respectively.
   Pursuant to a 1986 agreement with Metro-Goldwyn-Mayer Inc.'s ("MGM") predecessor, MGM became the designated distributor in the home video market of most MGM and pre-1950 Warner Bros. films in the TEC Library, both domestically and internationally, and certain RKO films internationally. The distribution agreement, (the "Home Video Agreement") as subsequently amended, provides for a 15-year term commencing June 6, 1986 with distribution fees payable based primarily on the suggested retail price of the films sold. In November 1990, MGM entered into an agreement with Warner Home Video, Inc. ("WHV"), a wholly-owned subsidiary of Time Warner Inc. ("TWI"), wherein WHV agreed to service certain MGM obligations under the Home Video Agreement. Revenues recorded in 1993, 1992 and 1991 pursuant to this agreement were $81,723,000, $105,729,000 and $36,500,000, respectively.
   TWI and its subsidiaries have entered into license agreements with the Company pursuant to which the Company has acquired broadcast rights to certain television and theatrical product. The Company paid an aggregate of approximately $13,933,000, $13,196,000 and $6,800,000 for license fees during 1993, 1992 and 1991, respectively, under these agreements and is committed to pay $37,417,000 through 2001 under these agreements. Additionally, TWI has an ownership interest in n-tv. See Note 2 of Notes to Consolidated Financial Statements.

NOTE 13 SUPPLEMENTAL
CASH FLOW INFORMATION

Supplemental disclosure of cash flow information and non-cash investing and financing activities include:

                                               Year ended December 31,
in thousands                              1993          1992           1991
- ---------------------------------------------------------------------------
Cash paid for income taxes             $18,405       $12,778       $  8,829
Disposal of fixed assets                16,327             -              -
===========================================================================

   In 1993, the Company purchased Castle Rock and the remaining 50% of the Joint Venture and assumed liabilities as of December 31, 1993 (in thousands) as follows:

Fair value of assets acquired                                      $644,028
Less: cash paid for capital stock and debt                          258,505
      cash paid for partnership interest,
      debt and other acquisition costs                              318,923
- ---------------------------------------------------------------------------
Liabilities assumed                                               $  66,600
===========================================================================

   In 1991, the Company purchased the production business of GAEC and its subsidiaries, now Hanna-Barbera Inc., and assumed liabilities as of December 31, 1991 (in thousands) as follows:

Fair value of assets acquired                                       $35,089
Less: cash paid for capital stock                                     7,500
- ---------------------------------------------------------------------------
Liabilities assumed                                                 $27,589
===========================================================================



NOTE 14 BUSINESS
SEGMENT INFORMATION

The Company is a diversified entertainment and information company whose primary business segments include Entertainment and News. Through its subsidiaries, the Company owns and operates three domestic entertainment networks, three international entertainment networks and three news networks. The Company produces, finances and distributes entertainment programming worldwide, with operations in motion pictures, animation and television production, video, television syndication, licensing and merchandising, and publishing.
   The table on page 48 summarizes the Company's operating results by business segment. Revenues by business segment include revenues between business segments which are accounted for on substantially the same basis as revenues from unaffiliated customers. Intersegment revenues are primarily fees for production services billed by Entertainment or News, and for lease rentals and facility services billed by the Other Segment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Turner Broadcasting System, Inc.

                                                            Year ended December 31,
in thousands                                            1993           1992         1991
- ----------------------------------------------------------------------------------------
Total revenue
   Entertainment                                  $1,162,282     $1,078,567   $  869,018
   News                                              599,352        531,071      478,302
   Other                                             182,339        180,678      143,957
   Less intersegment revenue                         (22,367)       (20,424)     (11,034)
- ----------------------------------------------------------------------------------------
                                                  $1,921,606     $1,769,892   $1,480,243
========================================================================================
Operating profit (loss) (1)
   Entertainment                                  $  143,245     $  151,838   $  146,469
   News                                              212,202        178,404      165,313
   Other                                             (33,267)       (36,836)     (14,839)
   Equity in income (loss) of unconsolidated
      entities (2)                                   (20,040)        (4,024)         178
- ----------------------------------------------------------------------------------------
                                                  $  302,140     $  289,382   $  297,121
========================================================================================
Depreciation and amortization expense (3)
   Entertainment                                  $    6,953     $    3,976   $    4,995
   News                                               11,147          9,107        9,022
   Other                                              21,173         20,503       16,893
- ----------------------------------------------------------------------------------------
                                                  $   39,273     $   33,586   $   30,910
========================================================================================
Identifiable assets at end of year
   Entertainment                                  $2,711,971     $1,921,572   $1,851,133
   News                                              218,040        170,663      152,202
   Other                                             314,851        431,338      393,892
- ----------------------------------------------------------------------------------------
                                                  $3,244,862     $2,523,573   $2,397,227
========================================================================================
Capital expenditures
   Entertainment                                  $   12,356     $    9,800   $    5,638
   News                                               14,479          9,959       13,995
   Other                                              23,735         27,472       16,278
- ----------------------------------------------------------------------------------------
                                                  $   50,570     $   47,231   $   35,911
========================================================================================

(1) Operating profit (loss) is defined as income (loss) before interest expense, interest income, income taxes, extraordinary items and the cumulative effect of a change in accounting for income taxes.
(2) Equity in income (loss) of unconsolidated entities includes the results of a 50% interest in Hanna-Barbera Holding Company; a 27.5% interest in n-tv acquired in March 1993; a 96% interest in the Atlanta Hawks; a 44% interest in the SportSouth Network; a one-third interest in a joint venture which operates a computerized ticket sales agency; and costs associated with a commitment for a 50% joint venture interest in Moscow.
(3) Includes depreciation on property and equipment and amortization associated with other intangible assets.

   The Company derives export sales revenues from the transmission of its entertainment and news program services in international markets. In addition, the Company distributes, either directly or through third-party distributors, motion pictures and other filmed entertainment product internationally in the theatrical, home video, pay television, basic cable and over-the-air markets. Total revenues from the export sale of the Company's products and services amounted to approximately $240,000,000, $222,000,000 and $140,000,000 for the
years ended December 31, 1993, 1992 and 1991, respectively. Approximately 45%, 24% and 23% of the 1993 export sales were from customers in Europe, Latin America and Asia, respectively. Approximately 58% and 20% of the 1992 export sales were from customers in Europe and Asia.

NOTE 15 UNAUDITED QUARTERLY FINANCIAL INFORMATION

                                                                                 1993 Three months ended
in thousands, except per share data                                 Mar. 31      June 30       Sept. 30   Dec. 31 (3)
- ---------------------------------------------------------------------------------------------------------------------
Revenue                                                          $  398,424   $  486,861       $501,289      $535,032
Operating profit (1)                                                 80,250       97,167         59,948        64,775
Income before extraordinary items and the cumulative effect
   of a change in accounting for income taxes                        20,135       31,071          7,154        14,085
Cumulative effect of a change in accounting for income taxes       (306,000)          --             --            --
Net income (loss)(2)                                               (285,865)      31,071          1,018         9,528
Net income (loss) applicable to Class A Common Stock                (73,891)       8,031            263         2,485
Net income (loss) applicable to Class B Common Stock               (211,974)      23,040            755         7,043
Earnings per common share
   Income before extraordinary items and the cumulative
      effect of a change in accounting for income taxes          $     0.08   $     0.12       $   0.02      $   0.05
   Net income (loss)                                             $    (1.08)  $     0.12       $   0.00      $   0.04
=====================================================================================================================

                                                                                    1992 Three months ended
in thousands, except per share data                                 Mar. 31      June 30       Sept. 30   Dec. 31 (3)
- ---------------------------------------------------------------------------------------------------------------------
Revenue                                                          $  365,170   $  409,869       $456,397      $538,456
Operating profit (1)                                                 51,070       89,529         64,105        84,678
Income (loss) before extraordinary item                                (644)      18,918          5,119        10,668
Net income (2)                                                          731       34,693         12,499        29,699
Net income applicable to Class A Common Stock (4)                       149        9,330          3,333         7,490
Net income applicable to Class B Common Stock (4)                       404       25,184          8,988        21,454
Earnings per common share
   Income before extraordinary item                              $     0.00   $     0.07       $   0.02      $   0.04
   Net income                                                    $     0.00   $     0.14       $   0.05      $   0.11
=====================================================================================================================

(1) Operating profit is defined as income (loss) before interest expense, interest income, income taxes, extraordinary items and the cumulative effect of a change in accounting for income taxes.
(2) Extraordinary losses on early extinguishments of debt of $10,051,000 and $6,895,000, net of income tax benefits of $3,926,000 and $2,327,000, respectively, for the three months ended September 30, 1993 and December 31, 1993, respectively, and extraordinary income tax benefits related to the utilization of NOL carryforwards of $1,375,000, $15,775,000, $7,380,000 and $19,031,000 for the three months ended March 31, 1992, June 30, 1992, September 30, 1992 and December 31, 1992, respectively, are included in the calculation of net income.
(3) The three-month period ended December 31, 1993 includes a $16,000,000 increase in operating profit due primarily to changes in certain estimates based on additional financial information obtained during such period. The three-month period ended December 31, 1992 includes a $16,000,000 estimated charge related to the termination of the Checkout Channel and $12,000,000 in revenue from Major League Baseball related to the addition of two teams to the league.
(4) Net income (loss) applicable to common stockholders is reduced by accretion of discount and dividends on Class B Preferred Stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Turner Broadcasting System, Inc.

NOTE 16 SUBSEQUENT EVENTS

On February 3, 1994, the Company sold $250,000,000 of 7.4% Senior Notes due
2004 (the "Senior Notes") and $200,000,000 of 8.4% Senior Debentures due 2024 (the "Senior Debentures" and, together with the Senior Notes, the "Securities") under the Shelf Registration. See Note 5 of Notes to Consolidated Financial Statements. The net proceeds to the Company were approximately $246,282,000 and $196,680,000, respectively, after market and underwriting discounts. The Senior Notes and the Senior Debentures bear interest at the rate of 7.4% and 8.4% per annum, respectively, payable semi-annually on February 1 and August 1 of each year, commencing on August 1, 1994. The Senior Notes are not redeemable at the option of the Company. The Senior Debentures are redeemable, at the Company's option, at any time after February 1, 2004, at a redemption price of 104.161% of the principal amount, plus accrued and unpaid interest to the date of redemption, which redemption price reduces over 10 years to a redemption price of 100% of the principal amount in 2014 and thereafter. Each holder has the right to require the Company to repurchase such holder's Securities in whole, but not in part, at a redemption price, payable in cash, equal to 101% of the principal amount, plus accrued and unpaid interest to the date fixed for redemption, upon the occurrence of certain triggering events, including, without limitation, a change in control, certain restricted payments or certain consolidations, mergers, conveyances or transfers of assets, each as defined in the indenture. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Securities prior to maturity.
   The Company used substantially all of the net proceeds to repay amounts outstanding under the 1993 Credit Agreement incurred in connection with the acquisitions of Castle Rock and the remaining 50% interest in the Joint
Venture.
   The Company and New Line Cinema Corporation ("New Line") completed a merger of New Line with a wholly-owned subsidiary of the Company on January 28, 1994 (the "Merger"). As a result of the Merger, each share of New Line Common Stock has been converted into the right to receive 0.96386 of a share of the Company's Class B Common Stock. The valuations used by New Line and the Company for purposes of arriving at the exchange ratio were $20 per share of New Line
Common Stock and $20.75 per share of the Company's Class B Common Stock. The maximum number of Class B common shares issuable pursuant to the Merger is approximately 21,312,000 valued at approximately $442,000,000. Cash will be distributed in lieu of any fractional shares. Additionally, the Company assumed liabilities and incurred other acquisition costs of approximately $240,000,000 in connection with the Merger.
   The Merger was accounted for by the purchase method of accounting. Goodwill and other intangible assets in the amount of approximately $260,000,000 was recognized in the transaction, and will be amortized using a straight-line basis over 40 years. The Company has not received any appraisals or valuations from independent third parties of the assets or properties of New Line. The pro forma information presented below may be adjusted once complete information on the fair value of all of New Line's assets and liabilities is developed and once a more thorough review of New Line's operating and accounting policies and procedures has been completed.
   The following unaudited pro forma financial information is not intended to reflect results of operations which would have actually resulted had the transactions described above been effective on the dates indicated. Moreover, this pro forma information is not intended to be indicative of results of operations which may be obtained in the future. The unaudited pro forma condensed balance sheet at December 31, 1993 presents the pro forma condensed financial position of the Company, which includes the Acquisitions and the Merger assuming the Company acquired all of the outstanding stock of New Line pursuant to the Merger at December 31, 1993, and the Company adjusted its historical balance sheet as of such date to reflect the pro forma effects of the Merger.

   The unaudited pro forma condensed balance sheet of the Company as adjusted for the pro forma effects of the above is as follows:

                                     Unaudited
                                  December 31,
in thousands                              1993
- ----------------------------------------------
Current assets                      $1,309,716
Film costs                           1,784,584
Other assets                           868,626
- ----------------------------------------------
   Total assets                     $3,962,926
==============================================
Current liabilities                 $  471,239
Long-term debt less current portion  2,421,357
Other liabilities                      629,209
Stockholders' equity                   441,121
- ----------------------------------------------
   Total liabilities and stockholders'
      equity                        $3,962,926
==============================================

   The unaudited pro forma condensed statements of operations for the years ended December 31, 1993 and 1992 present the pro forma results of the continuing operations of the Company, the Acquisitions and the Merger for those periods assuming the Acquisitions and the Merger occurred at the beginning of the periods presented. See Note 2 of Notes to Consolidated Financial Statements.
   The unaudited pro forma results of operations for the Company as adjusted for the pro forma effects of the above are as follows:

                                                          Unaudited
                                                    Year ended December 31,
in thousands, except per share data                     1993           1992
- ---------------------------------------------------------------------------
Revenue                                           $2,444,457     $2,163,103
===========================================================================
Income (loss) before
   extraordinary items and
   the cumulative effect of
   a change in accounting
   for income taxes                               $   35,632     $   (8,104)
Net income (loss)                                 $ (281,061)    $   28,103
===========================================================================
Income (loss) per share of
   Class A and B Common Stock
      Income (loss) before
         extraordinary items and
         the cumulative effect of
         a change in accounting
         for income taxes                         $     0.12     $    (0.03)
   Net income (loss)                              $    (0.98)    $     0.10
===========================================================================

===========================================================================
REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Turner Broadcasting System, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity (deficit) present fairly, in all material respects, the financial position of Turner Broadcasting System, Inc. and its subsidiaries at December 31, 1993 and 1992 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
   As discussed in Note 7 to the Consolidated Financial Statements, the Company changed its method of accounting for income taxes in 1993.

PRICE WATERHOUSE

Atlanta, Georgia
February 15, 1994

BOARD OF DIRECTORS
Turner Broadcasting System, Inc.


R. E. TURNER
Chairman of the Board of Directors
and President of the Company


W. THOMAS JOHNSON
Vice President - News of the Company
President - Cable News Network, Inc.


TERENCE F. MCGUIRK
Executive Vice President of the Company
President - Turner Sports


HENRY L. AARON
Vice President - Community Relations of the Company;
Senior Vice President - Player Development of Atlanta
National League Baseball Club, Inc. (Atlanta Braves)


GERALD M. LEVIN
Chairman of the Board of Directors,
President and Chief Executive Officer -
Time Warner Inc.


TIMOTHY P. NEHER
Vice Chairman of the Board of Directors -
Continental Cablevision, Inc.


WILLIAM C. BARTHOLOMAY
President - Near North National Group


RUBYE M. LUCAS
Director of the Atlanta Project for
the Company
President - William D. Lucas Fund, Inc.


BRIAN L. ROBERTS
Director and President -
Comcast Corporation


JOSEPH J. COLLINS
Chairman of the Board and Chief Executive Officer -
American Television and Communications Corporation


BOB MAGNESS
Chairman of the Board of Directors -
Tele-Communications, Inc.


SCOTT M. SASSA
Vice President - Entertainment Networks
of the Company President - Turner Entertainment Group


MICHAEL J. FUCHS
Chairman of the Board and
Chief Executive Officer - Home Box Office, Inc.


JOHN C. MALONE
Director, President and Chief Executive
Officer - Tele-Communications, Inc.


FRED A. VIERRA
Executive Vice President -
Tele-Communications, Inc.

CORPORATE INFORMATION
Turner Broadcasting System, Inc.

EXECUTIVE OFFICERS

R. E. TURNER
Chairman of the Board of Directors and President

CHRISTIAN L. BECKEN
Vice President and Treasurer

WILLIAM S. GHEGAN
Vice President, Controller and Chief Accounting Officer

WILLIAM H. GRUMBLES*
Vice President - Worldwide Distribution

ELAHE HESSAMFAR
Vice President - Chief Information Officer

W. THOMAS JOHNSON
Vice President - News and a director

STEVEN W. KORN
Vice President, General Counsel and Secretary

TERENCE F. MCGUIRK
Executive Vice President and a director

WAYNE H. PACE
Vice President - Finance and Chief Financial Officer

SCOTT M. SASSA
Vice President - Entertainment Networks and a director

WILLIAM M. SHAW
Vice President - Administration

JULIA W. SPRUNT*
Vice President - Marketing and Communications


* William H. Grumbles and Julia W. Sprunt are married.

CORPORATE
HEADQUARTERS
One CNN Center
Atlanta, Georgia 30303
(404) 827-1700


OUTSIDE COUNSEL
Troutman Sanders
5200 NationsBank Plaza
600 Peachtree Street, N.E.
Atlanta, Georgia 30308-2216


INDEPENDENT
ACCOUNTANTS
Price Waterhouse
50 Hurt Plaza
Atlanta, Georgia 30303

INVESTOR INFORMATION
Turner Broadcasting System, Inc.

COMMON STOCK TRANSFER AGENT AND REGISTRAR
First Union National Bank of North Carolina
Shareholders Services Group
Two First Union Center
Charlotte, North Carolina 28288-1154
(800) 729-8432

TRUSTEES AND PAYING AGENTS
Credit Agreement
The Chase Manhattan Bank, N.A.
90 William Street
New York, New York 10081

12% Senior Subordinated Debentures*
United States Trust Company of New York
45 Wall Street
New York, New York 10005

8 3/8% Senior Notes due 2013
The First National Bank of Boston
P.O. Box 1618
Boston, Massachusetts 02105

Zero Coupon Subordinated Convertible Notes due 2007
Security Pacific National Bank
2 Rector Street
New York, New York 10006

* Listed on the American Stock Exchange.

PRICE RANGE OF COMMON STOCK
The Class A Common Stock trades on the American Stock Exchange ("AMEX") under the symbol "TBS.A" and the Class B Common Stock trades on the AMEX under the symbol "TBS.B".
      The following table sets forth, for the periods indicated, the high and low closing sales prices per share of common stock on the AMEX Composite Tape.

                                                          Calendar Year
                                       -------------------------------------------------
                                                 1993                         1992
                                          High           Low           High          Low
- ----------------------------------------------------------------------------------------
First quarter
   Class A                             $23 3/4       $19 1/2        $26 7/8      $22 1/8
   Class B                              23 1/2        19 1/4         27           22 3/8
Second quarter
   Class A                              23 3/4        20             23 3/4       20
   Class B                              23 5/8        20             22 7/8       19
Third quarter
   Class A                              26 5/8        19 7/8         21 1/2       18 3/8
   Class B                              26 7/8        20 3/8         19 3/4       17 7/8
Fourth quarter
   Class A                              29 1/4        24 1/8         22 7/8       18 7/8
   Class B                              29            24 1/4         22           17 3/4
- ----------------------------------------------------------------------------------------

STOCKHOLDERS
The approximate number of holders of record of Class A Common Stock and Class B Common Stock as of December 31, 1993 was 1,741 and 1,686, respectively. This number does not include all individuals with beneficial interests in the stock.

DIVIDEND POLICY
Prior to 1992, the Company had not paid a cash dividend on its common equity since 1975. The following table sets forth the amount of cash dividends paid on the common shares in 1993 and 1992:

                                              1993                        1992
                                            Dividends                   Dividends
                                            Per Share                   Per Share
                                      --------------------------------------------------
                                      Class A        Class B        Class A   Class B(1)
                                      Common         Common         Common     Common
- ----------------------------------------------------------------------------------------
First Quarter                         $0.01750      $0.01750       $0.01125      $0.0125
Second Quarter                         0.01750       0.01750        0.01250       0.0125
Third Quarter                          0.01750       0.01750        0.01250       0.0125
Fourth Quarter                         0.01750       0.01750        0.01250       0.0125
- ----------------------------------------------------------------------------------------

(1) Holders of the Company's Class C Preferred Stock were entitled to an equivalent cash dividend of $0.105 and $0.0750, respectively, for each share held based on the number of underlying shares of Class B Common Stock.

      In June 1992, the Company amended its Articles of Incorporation to permit the payment of equal cash dividends per share on the Class A Common Stock and the Class B Common Stock.
      The Indentures governing the 12% Senior Subordinated Debentures and the
8 3/8% Senior Notes, and the Company's bank credit agreements contain provisions limiting the ability of the Company to pay cash dividends to the holders of its common shares. Currently, the most restrictive covenant limits the maximum aggregate amount of dividends permitted to be paid annually to such holders to $30 million. In any event, the declaration of dividends on common shares is within the discretion of the Board of Directors of the Company and is therefore subject to many considerations, including financial covenants, operating results, business and capital requirements and other factors.

RESTRICTIONS ON STOCK
OWNERSHIP
The Communications Act of 1934 provides that no broadcast license may be held by a corporation in which more than 20% of the capital stock is owned of record or voted by non-U.S. citizens. The Communications Act further prohibits, without Federal Communications Commission approval, the holding by a corporation of the capital stock of another corporation owning a broadcast license if more than 25% of the capital stock of such parent corporation is owned of record or voted by non-U.S. citizens. The Company's Articles of Incorporation incorporate these restrictions on non-U.S. ownership so that such restrictions are applied separately to each class of the Company's capital stock. The Company has reserved the right to refuse to transfer shares of its capital stock which would result in a violation of these restrictions.

FORM 10-K REQUESTS
The Company will provide copies of its 1993 Form 10-K upon written request directed to:
  Kitsie Bassett Riggall
  Assistant Vice President - Investor Relations
  Turner Broadcasting System, Inc.
  One CNN Center
  Atlanta, Georgia 30303