Form 10-K405, Exhibit 13
period 1995-12-31
TURNER BROADCASTING SYSTEM INC
filed 1996-03-21
CIK 100240

                                                                      EXHIBIT 13



Selected Operating Data
Turner Broadcasting System, Inc.
                                                           Year ended December 31,

                                           1995       1994         1993          1992            1991
Advertising Revenue in thousands (1)
        TBS Superstation                 $423,240   $356,021     $339,803      $313,068        $287,483
        Turner Network Television         268,055    233,860      210,084       184,159         137,993
        Cartoon Network                    22,264     14,073        5,651           971               -
        CNN                               239,318    206,475      191,572       179,023         171,844
        Headline News                      90,195     82,406       77,165        69,087          64,822
        CNN International                  53,154     43,905       34,136        25,983          13,222
        International Entertainment
          Networks (2)                      9,607      5,261        1,037            52               -
Subscription Revenue in thousands (1)
        Turner Network Television        $360,244   $308,344     $296,319      $260,048        $231,933
        Cartoon Network                    23,600     16,778        6,307             5               -
        Turner Classic Movies              18,384      3,611            -             -               -
        CNN/Headline News                 247,375    227,646      199,165       173,457         154,213
        International Entertainment
        Networks (2)                       37,847     26,759       16,178         9,524           2,348
U.S. Coverage Households in thousands (3)(4)
        TBS Superstation                   67,149     62,089       61,525        60,032          57,457
        Turner Network Television          66,059     60,824       60,876        58,312          55,641
        Cartoon Network                    22,422     12,060        8,861             -               -
        Turner Classic Movies (5)           7,818      2,527            -             -               -
        CNN                                67,244     62,738       62,420        61,172          58,877
        Headline News                      59,326     54,191       54,219        51,354          48,223
        CNNI/CNNfn (6)                      5,299          -            -             -               -
International Coverage Households in
 thousands (5)
       CNN International (7)               71,381     57,392       45,100       34,700           15,500
       TNT Latin America                    4,666      3,200        1,462          929              142
       Cartoon Network Latin America        5,656      3,531          997            -                -
       TNT & Cartoon Network Europe        29,413     21,956       16,660            -                -
       TNT & Cartoon Network Asia           2,222        768            -            -                -
Average U.S. Rating/Average U.S. Viewing
       Households in thousands (4)(8)
       TBS Superstation                   1.2/762    1.2/770      1.3/815      1.4/803          1.4/793
       Turner Network Television          1.0/658    0.9/568      0.9/552      1.0/560          0.9/509
       Cartoon Network                    1.0/178     0.8/90       0.9/56            -                -
       CNN                                0.9/580(9) 0.6/361      0.6/369      0.7/400          1.2/685(10)
       Headline News                      0.3/182    0.3/166      0.3/181      0.3/172          0.4/182(10)
Gross Domestic Box Office Receipts in
 thousands (5)(11)                       $399,571   $379,717      $10,000            -                -
       Number of Releases
               New Line Cinema                 19         22            -            -                -
               Castle Rock Entertainment        8          4            -            -                -
               Turner Pictures Worldwide        1          -            1            -                -


     (1) Certain amounts have been reclassified to conform to the current year presentation.
     (2) Consists of TNT Latin America, Cartoon Network Latin America, TNT & Cartoon Network Europe and TNT & Cartoon Network Asia.
     (3) Measured as of the December rating period in each indicated year.
     (4) Information derived by the Company from A.C. Nielsen data.
     (5) Information based on Company estimates.
     (6) CNNfn is broadcast daily from 7:00 am to 7:00 pm EST on the domestic CNN International feed.
     (7) An additional 30 million, 27 million and 29 million homes received CNN International at least five hours per day in 1995, 1994 and 1993, respectively.
     (8) Average U.S. viewing households represents the average number of viewing households for the respective service at any time based upon an average for each 24-hour period in the 12 rating periods in each indicated year.
     (9) Increased average U.S. rating and average U.S. viewing households primarily due to the O.J. Simpson trial coverage.
     (10) Increased average U.S. rating and average U.S. viewing households primarily due to the Persian Gulf War coverage.
     (11) Gross domestic box office receipts represents amounts received at the box office attributable to current year releases.

                             INDEX TO FINANCIALS



CONTENTS

Selected Financial Data                          30

Consolidated Statements of Operations            31

Consolidated Balance Sheets                      32

Consolidated Statements of Changes
in Stockholders' Equity (Deficit)                33

Consolidated Statements of Cash Flows            34

Notes to Consolidated Financial Statements       35

Report of Independent Accountants                53

Management's Responsibility
for Financial Statements                         53

Selected Financial Data
Turner Broadcasting System, Inc.

The following table summarizes certain consolidated financial data of Turner Broadcasting System, Inc. (the "Company") for the years indicated which, with respect to the latest three years, is qualified in its entirety by the accompanying Consolidated Financial Statements and Notes to Consolidated Financial Statements. Also see Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations in the accompanying 1995 Turner Broadcasting System, Inc. Form 10-K.



                                                             Year ended December 31,
in thousands, except per share data and
 current ratio                                1995        1994        1993        1992        1991

Statement of Operations Data
Revenue                                   $3,437,350  $2,809,125  $1,921,606  $1,769,892  $1,480,243
Operating profit (1)                         358,372     287,642     302,140     289,382     297,121
Interest expense, net of interest income     185,275     208,318     181,571     189,637     196,139
Income before extraordinary items and
 the cumulative effect of a change in
 accounting for income taxes                 102,681      46,153      72,445      34,061      42,936
Extraordinary items (2)                            -     (24,996)    (10,693)     43,561      43,000
Cumulative effect of a change in
 accounting for income taxes (3)                   -           -    (306,000)          -           -
Net income (loss)                            102,681      21,157    (244,248)     77,622      85,936
Earnings (loss) per common share
        Income before extraordinary
          items and the cumulative
          effect of a change in
          accounting for income taxes           0.36        0.16        0.27        0.13        0.06
        Net income (loss)                       0.36        0.08       (0.92)       0.30        0.24
Balance Sheet Data (at end of year)
Working capital                           $  553,682  $  642,001  $  660,585  $  475,397  $  378,680
Current ratio                                   1.66        1.99        2.60        2.26        2.09
Total assets                               4,395,400   4,072,545   3,244,862   2,523,573   2,397,227
Long-term debt, less current
 portion (4)                               2,479,770   2,517,748   2,294,557   1,709,051   1,968,937
Redeemable preferred stock (5)                     -           -           -           -       4,855
Cash dividends (6)                            19,632      19,604      18,407      13,589       5,356
Stockholders' equity (deficit)               437,679     343,731      (1,103)    233,101     (37,603)
Total capitalization (7)                   2,917,449   2,861,479   2,293,454   1,942,152   1,936,189


(1) Operating profit is defined as income before interest expense, interest income, income taxes, extraordinary items and the cumulative effect of a change in accounting for income taxes.
(2) The amounts in 1994 and 1993 represent, respectively, a $40,977,000 and $16,946,000 loss on early extinguishments of indebtedness, net of income tax benefits of $15,981,000 and $6,253,000, respectively. The amounts in 1992 and 1991 represent utilization of operating loss carryforwards.
(3) The cumulative effect of adopting Statement of Financial Accounting Standards No. 109 ("FAS 109") was a non-recurring charge to the 1993 Consolidated Statement of Operations of $306,000,000. This charge was primarily related to the 1986 acquisition of the Turner Entertainment Co. Film Library (the "TEC Film Library") and, to a lesser degree, the Company's 50% interest in Hanna-Barbera Holding Company. In both transactions there were substantial differences between amounts recorded for financial reporting purposes and for income tax purposes.
(4) See Note 6 of Notes to Consolidated Financial Statements for information regarding repayment terms for outstanding long-term debt.
(5) The amount represents the accreted value of the Class B Cumulative Preferred Stock outstanding at year end. See Note 10 of Notes to Consolidated Financial Statements.
(6) Amounts in 1992 and 1991 include dividends on Class B Cumulative Preferred Stock. See Note 10 of Notes to Consolidated Financial Statements for additional information.
(7) Total capitalization is defined as stockholders' equity (deficit), long-term debt less current portion and Class B Cumulative Preferred Stock.

Consolidated Statements of Operations
Turner Broadcasting System, Inc.


                                               Year ended December 31,
in thousands, except per share data        1995         1994        1993
---------------------------------------------------------------------------
  Revenue
    Unaffiliated                         $2,928,092  $2,388,057  $1,536,112
    Affiliated                              509,258     421,068     385,494
                                         ----------  ----------  ----------
                                          3,437,350   2,809,125   1,921,606
                                         ----------  ----------  ----------
  Cost of operations                      2,080,581   1,768,104   1,023,045
  Selling, general and administrative       888,661     706,379     537,108
  Equity in loss of unconsolidated
    entities                                  5,750      10,001      20,040
  Costs of accounts receivable
    securitization program                   14,297           -           -
  Gain on sale of equity investment               -     (21,746)          -
  Time Warner merger costs                    9,749           -           -
  Depreciation of property and
    equipment and amortization of
    intangible assets                        79,940      58,745      39,273
  Interest expense, net of interest
    income                                  185,275     208,318     181,571
                                         ----------  ----------  ----------
                                          3,264,253   2,729,801   1,801,037
                                         ----------  ----------  ----------
  Income before provision for income
    taxes, extraordinary items and
    the cumulative effect of a change
    in accounting for income taxes          173,097      79,324     120,569
  Provision for income taxes                 70,416      33,171      48,124
                                         ----------  ----------  ----------
  Income before extraordinary items and
    the cumulative effect of a change in
    accounting for income taxes             102,681      46,153      72,445
  Extraordinary items                             -     (24,996)    (10,693)
                                         ----------  ----------  ----------
  Income before the cumulative effect
    of a change in accounting for
    income taxes                            102,681      21,157      61,752
  Cumulative effect of a change in
    accounting for income taxes                   -           -    (306,000)
                                         ----------  ----------  ----------
  Net income (loss)                      $  102,681  $   21,157  $ (244,248)
                                         ==========  ==========  ==========
  Earnings (loss) per common share and
    common stock equivalent
   Income before extraordinary items and
    the cumulative effect of a change in
    accounting for income taxes          $     0.36  $     0.16  $     0.27
   Extraordinary items                            -       (0.08)      (0.03)
   Cumulative effect of a change
    in accounting for income
    taxes                                         -           -       (1.16)
                                         ----------  ----------  ----------
   Net income (loss)                     $     0.36  $     0.08  $    (0.92)
                                         ==========  ==========  ==========
  Weighted average number of common
    shares outstanding, including
    conversion of common stock
    equivalents                             284,359     281,310     264,443
                                         ==========  ==========  ==========


See accompanying Notes to Consolidated Financial Statements.

Consolidated Balance Sheets
Turner Broadcasting System, Inc.


                                                         December 31,
      in thousands, except share data                 1995         1994
      Assets
      Cash and cash equivalents                    $   85,185   $   52,895
      Accounts receivable, less allowance of
       $38,503 and $31,862
         Unaffiliated                                 464,923      567,404
         Affiliated                                    92,657      103,432
      Film costs                                      567,031      446,355
      Installment contracts receivable, less
       allowance of $7,633 and $10,661                 47,928       46,806
      Prepaid expense and other current assets        135,597       71,510
                                                   ----------   ----------
                    Total current assets            1,393,321    1,288,402
      Film costs, less current portion              1,936,565    1,893,069
      Property and equipment, less accumulated
       depreciation                                   358,528      308,960
      Goodwill and other intangible assets            427,611      409,468
      Other assets                                    279,375      172,646
                                                   ----------   ----------
                    Total assets                   $4,395,400   $4,072,545
                                                   ==========   ==========
      Liabilities and Stockholders' Equity
      Accounts payable                             $   64,704   $   49,036
      Accrued expenses                                292,167      249,813
      Deferred income                                  83,772      108,122
      Income taxes payable                             63,693       61,376
      Participants' share and royalties payable       107,254       58,417
      Interest payable                                 33,011       37,338
      Film contracts payable                           69,802       40,252
      Current portion of long-term debt                 1,543        1,345
      Other current liabilities                       123,693       40,702
                                                   ----------   ----------
                    Total current liabilities         839,639      646,401
      Long-term debt, less current portion          2,479,770    2,517,748
      Deferred income taxes                           421,685      385,731
      Other long-term liabilities                     216,627      178,934
                                                   ----------   ----------
                    Total liabilities               3,957,721    3,728,814
                                                   ----------   ----------
      Commitments and contingencies
      Stockholders' equity
       Class C Convertible Preferred Stock,
         par value $0.125; authorized
         12,600,000 shares; issued and
         outstanding 12,396,976 shares                260,438      260,438
       Class A Serial Preferred Stock, par value
         $0.10; authorized 500,000 shares                   -            -
       Class D Serial Preferred Stock, par value
         $0.0625; authorized 100,000,000 shares             -            -
       Class A Common Stock, par value $0.0625;
         authorized 75,000,000 shares; issued and
         outstanding 68,330,388 shares                  4,271        4,271
       Class B Common Stock, par value $0.0625;
         authorized 300,000,000 shares; issued
         and outstanding 137,982,831 and
         137,424,549 shares                             8,624        8,589
       Capital in excess of par value               1,084,181    1,073,317
      Accumulated deficit                            (919,835)  (1,002,884)
                                                   ----------   ----------
                    Total stockholders' equity        437,679      343,731
                                                   ----------   ----------
                    Total liabilities and
                      stockholders' equity         $4,395,400   $4,072,545
                                                   ==========   ==========



See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Changes in Stockholders' Equity (Deficit) Turner Broadcasting System, Inc.





                                                                                   December 31,
                                                          1995                         1994                      1993
in thousands, except share data                 Shares             Amount       Shares       Amount       Shares        Amount
Class C Convertible
  Preferred Stock, par
  value $0.125
  Balance at beginning
    and end of year                             12,396,976       $  260,438   12,396,976   $  260,438   12,396,976    $  260,438
                                               -----------       ----------   ----------   ----------   ----------    ----------
Class A Common Stock,
  par value
  $0.0625
  Balance at beginning and
    end of year                                 68,330,388            4,271   68,330,388        4,271   68,330,388         4,271
                                               -----------       ----------   ----------   ----------   ----------    ----------
Class B Common Stock,
  par value
  $0.0625
  Balance at beginning of
    year                                       137,424,549            8,589  120,887,672        7,555  119,845,121         7,490
  Issuance of Class B
    Common Stock                                         -                -       23,903            1      287,930            18
  Exercise of stock options                        415,992               26      118,315            8      754,621            47
  Issuance of stock related
    to New Line Merger                             142,290                9   16,394,659        1,025            -             -
  Balance at end of year                       137,982,831            8,624  137,424,549        8,589  120,887,672         7,555
                                               ===========        ---------  ===========      -------  ===========    ----------
Capital in excess of par
  value
  Balance at beginning of
    year                                                          1,073,317                   731,042                    702,791
  Issuance of Class B
    Common
    Stock                                                                 -                       599                      7,449
  Exercise of stock
    options                                                           5,657                     1,266                      7,443
  Tax benefit from exercise
    of stock options                                                  2,263                       459                     13,359
  Issuance of stock related
    to New Line Merger                                                2,944                   339,951                          -
                                                                 ----------                ----------                 ----------
  Balance at end of year                                          1,084,181                 1,073,317                    731,042
                                                                 ----------                ----------                 ----------
Accumulated deficit
  Balance at beginning of
    year                                                         (1,002,884)               (1,004,409)                  (741,889)
  Net income (loss)                                                 102,681                    21,157                   (244,248)
  Cash dividends                                                    (19,632)                  (19,604)                   (18,407)
  Other                                                                   -                       (28)                       135
                                                                 ----------                ----------                 ----------
  Balance at end of year                                           (919,835)               (1,002,884)                (1,004,409)
                                                                 ----------                ----------                 ----------
Total stockholders' equity
  (deficit)                                                      $  437,679                $  343,731                 $   (1,103)
                                                                 ==========                ==========                 ==========


See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
Turner Broadcasting System, Inc.


                                                        Year ended December 31,
in thousands                                        1995         1994        1993
Cash provided by (used for) operations
Net income (loss)                                $ 102,681   $   21,157  $ (244,248)
Adjustments to net income (loss)
  Equity in loss of unconsolidated entities          5,750       10,001      20,040
  Gain on sale of equity investment                      -      (21,746)          -
  Depreciation of property and equipment and
    amortization of intangible assets               79,940       58,745      39,273
  Pretax loss on early extinguishment of debt            -       40,977      16,946
  Cumulative effect of a change in accounting
    for income taxes                                     -            -     306,000
  Change in assets and liabilities, net of
    acquisitions
     Net (increase) decrease in accounts
       receivable - current                        113,256     (126,892)    (30,914)
     Net decrease in installment contracts
       receivable                                    4,416       22,863      15,246
     Change in film costs and related liabilities,
       net
           Purchased program rights                 85,716       78,285      74,398
           Produced programming                   (108,454)    (182,764)    (38,375)
           Licensed program rights                  (9,468)       1,514       7,223
     Net (increase) decrease in accounts
       receivable - noncurrent                    (122,133)      16,204     (90,063)
     Net increase (decrease) in interest payable    (4,327)       4,967      12,321
     Net increase in income taxes payable            2,317       32,568      12,259
     Net increase in accounts payable and
       accrued expenses                             27,149       52,178       2,376
     Net increase (decrease) in deferred tax
       liability                                    (6,300)     (46,049)     13,377
     Other, net                                     39,443      (35,470)     36,463
                                                 ---------   ----------  ----------
Net cash provided by (used for) operations         209,986      (73,462)    152,322
Cash provided by (used for) investing
  activities
           Acquisitions and advances to
             unconsolidated entities               (13,766)    (156,654)   (592,275)
           Distributions from unconsolidated
             entities                                8,705            -           -
           Additions to property and
             equipment                            (103,265)    (109,236)    (50,570)
           Net proceeds from sale of assets              -      107,978           -
                                                 ---------   ----------  ----------
Net cash used for investing activities            (108,326)    (157,912)   (642,845)
Cash provided by (used for) financing
  activities
  Borrowings                                       215,000    1,299,600   1,522,372
  Payments of debt                                (271,378)  (1,127,371)   (968,008)
  Debt issue costs                                    (106)      (8,735)    (16,322)
  Premium paid on early extinguishment of
    debt                                                 -      (24,300)          -
  Payments of cash dividends                       (19,632)     (19,604)    (18,407)
  Proceeds from exercise of stock options            6,746        1,821       7,490
Net cash provided by (used for) financing
  activities                                       (69,370)     121,411     527,125
                                                 ---------   ----------  ----------
Net increase (decrease) in cash and cash
  equivalents                                       32,290     (109,963)     36,602
Cash and cash equivalents at beginning of
  period                                            52,895      162,858     126,256
                                                 ---------   ----------  ----------
Cash and cash equivalents at end of period       $  85,185   $   52,895  $  162,858
                                                 =========   ==========  ==========


See accompanying Notes to Consolidated Financial Statements.

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
The Consolidated Financial Statements include the accounts of Turner Broadcasting System, Inc. and its subsidiaries (the "Company"). The Company's investments in unconsolidated entities where the ability to exercise significant influence is present are accounted for by the equity method.
     All significant intercompany accounts and transactions are eliminated in consolidation. Certain amounts in the consolidated financial statements prior to 1995 have been reclassified to conform to the current year presentation.

CASH EQUIVALENTS
All highly liquid investments, consisting primarily of treasury bills and commercial paper with an original maturity of 90 days or less, are reported as cash equivalents. Cash equivalents are reported at their cost basis, which approximates market value, and totaled $74,379,000 and $33,199,000 at December 31, 1995 and 1994, respectively.

FILM COSTS
Film costs include purchased program rights, produced programming and licensed program rights. Film costs are stated at the lower of cost less accumulated amortization or estimated net realizable value. Amortization of film costs and participants' share and royalties expense are recorded in cost of operations in the Consolidated Statements of Operations.
     Purchased program rights, representing purchased costs allocated to films that have been exhibited at least once in both primary (defined as the first markets in which such films are to be exploited) and secondary (defined as all other) markets, are amortized to expense using the greater of the ratio that the current period's gross revenues bear to the total estimated gross revenues to be derived from all sources (the "individual film forecast computation method") or straight-line over 20 years. Royalties and obligations to profit participants in the films are accrued using a method which approximates the individual film forecast computation method. Purchased program rights expected to be amortized within one year are classified as current assets.
     Produced programming includes motion picture, episodic television, animated programming, prepaid rights fees and other costs relating to sports events, and long-form original television programming. The related produced programming costs consist of direct production costs, profit participations and residuals, production overhead, capitalized interest, and print and exploitation costs (such as advertising), net of accumulated amortization. Distribution fees are charged to expense when the corresponding revenues are recognized.
     Motion picture, episodic television and animated programming costs are amortized using the individual film forecast computation method. Such estimates are revised periodically and estimated losses, if any, are provided for in full at the time determined. Motion picture, episodic television and animated produced programming costs classified as current assets include, net of amortization, the cost of completed theatrical films, television programs and animated produced programming that have been allocated to domestic and international primary markets. All other motion picture, episodic television and animated produced programming film costs are classified as noncurrent.
     Prepaid rights fees and other costs relating to sports events are generally expensed when the events are telecast. Other produced programming costs, which primarily relate to long-form original television programming, are generally charged to cost of operations when each production is aired or syndicated. Prepaid rights fees and other costs relating to sports events and other produced programming costs expected to be expensed within one year are classified as current assets.
     Licensed program rights represent amounts paid or payable to program suppliers for the limited right to broadcast the suppliers' programming and distribution rights to entertainment product. Licensed film contracts are recorded as assets when available for use at cost less an amount representing imputed interest; imputed interest is amortized to expense over the payment periods of the related obligations using the interest method (rates ranging from 8.50% to 10.75%). Exhibition rights under the licenses are generally limited to a contract period or a specific number of showings. Accordingly, licensed program rights are amortized to expense monthly at the greater of the straight-line rate or a rate based on actual usage. The portion of licensed program rights available for use at year-end, which are expected to be amortized within one year, are classified as current assets. Distribution rights are generally amortized over the term of the agreement. Prepaid licensed program rights represent licensed program rights for which payments have been made prior to their availability. As these programs become available for use they are reclassified to licensed program rights.

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

GOODWILL AND OTHER
INTANGIBLE ASSETS
Goodwill resulting from business acquisitions consists of the excess of the acquisition cost over the fair value of the net assets of the businesses acquired. Goodwill in the amount of $265,148,000, net of $19,324,000 in accumulated amortization, is amortized on a straight-line basis over lives ranging from 20 to 40 years. Other intangible assets in the amount of $162,463,000, net of $16,165,000 in accumulated amortization, are amortized on a straight-line basis over their estimated useful lives. At each balance sheet date, the Company evaluates the realizability of goodwill and other intangible assets. Based upon the most recent analyses, primarily reviews of estimated undiscounted future cash flows of the associated entities, the Company believes goodwill and other intangible assets are recoverable at December 31, 1995. Total amortization expense related to goodwill was $8,392,000 and $10,134,000 in 1995 and 1994, respectively.

REVENUE RECOGNITION
Advertising revenues are recognized in the period during which the spots are aired. Subscription revenues are recognized in the period to which they pertain or when the programming event to which they relate is aired. Syndication revenues are recognized in the period in which the agreement is executed, provided certain conditions of sale have been met, including availability of the product for broadcast or sale. Motion picture theatrical revenues are recognized as films are exhibited. Home video revenues are recognized upon shipment of the product. Certain licensing distribution contracts provide for receipt of nonrefundable minimum guarantees which are recognized when the rights are available for use or the film is available for exhibition, providing other conditions of sale have been met. Revenues in excess of the nonrefundable guarantees are generally recognized when they are received.

INTEREST
Interest expense is shown net of interest income of $10,026,000, $10,856,000 and $13,864,000 for the years ended December 31, 1995, 1994 and 1993, respectively, and interest capitalized of $15,486,000 and $14,356,000 in 1995 and 1994, respectively.
     Costs associated with the refinancing and issuance of debt as well as debt discounts, if any, are expensed as interest using the interest method over the appropriate term of the related debt agreement.
     The Company has had only limited involvement with interest rate swap agreements with commercial banks to mitigate the effect of possible rising interest rates. These agreements were designated as hedges of interest rates, and the differential to be paid or received on interest rate swaps was accrued as an adjustment to interest expense as interest rates changed. The Company has not entered into any interest rate swap agreements or other financial instruments for trading purposes. The Company had interest rate swap agreements having a total notional principal amount of $480,000,000 with commercial banks to mitigate possible rising interest rates at December 31, 1994, all of which expired in the first quarter of 1995. The Company did not enter into any interest rate swap agreements during 1995 and there were no interest rate swap agreements outstanding at December 31, 1995. See Note 6 of Notes to Consolidated Financial Statements.

INCOME TAXES
The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"), effective January 1, 1993. Differences in recording certain income and expenses for financial reporting and income tax purposes relate principally to amortization of film costs, recognition of revenue on syndication contracts and depreciation of fixed assets. Investment tax credits are accounted for on the "flow-through" method. See Note 8 of Notes to Consolidated Financial Statements.

NET INCOME (LOSS)
PER COMMON SHARE
Net income (loss) per common share and common share equivalent is computed by dividing net income (loss) applicable to common stock by the weighted average number of outstanding shares of common stock and common stock equivalents, when dilutive, during 1995, 1994 and 1993. Common stock equivalents are principally the incremental shares associated with the Class C Convertible Preferred Stock (the "Class C Preferred Stock") and outstanding stock options. Fully diluted income (loss) per share amounts are similarly computed, but include the effect, when dilutive, of the Company's other potentially dilutive securities. The Company's zero coupon subordinated convertible notes due 2007 are excluded from the 1995, 1994 and 1993 calculations of net income
(loss) per common share (when applicable) due to their anti-dilutive effect. The difference between the primary and fully diluted earnings per share is not significant. See Note 6 and Note 10 of Notes to Consolidated Financial Statements.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE 2 PROPOSED MERGER WITH TIME WARNER INC.

The Company has entered into an Amended and Restated Agreement and Plan of Merger dated as of September 22, 1995 (the "Merger Agreement") which provides for a transaction (the "Mergers") in which the Company and Time Warner Inc. ("Time Warner") will each become a wholly-owned subsidiary of a new holding company ("New Time Warner"). Pursuant to the Merger Agreement, (i) each outstanding share of Class A Common Stock of the Company and each share of Class B Common Stock of the Company (other than shares held directly or indirectly by Time Warner or New Time Warner or in the treasury of the Company and other than shares with respect to which dissenters' rights are properly exercised) will be converted into 0.75 of a share of common stock, par value $.01 per share, of New Time Warner ("New Time Warner Common Stock"), (ii) each share of Class C Preferred Stock of the Company (other than shares held directly or indirectly by Time Warner or New Time Warner or in the treasury of the Company and other than shares with respect to which dissenters' rights are properly exercised) will be converted into 4.80 shares of New Time Warner Common Stock, (iii) each outstanding share of common stock, par value $1.00 per share, of Time Warner (other than shares held directly or indirectly by Time Warner) will be converted into one share of New Time Warner Common Stock and
(iv) each outstanding share of each series of preferred stock of Time Warner (other than shares held directly or indirectly by Time Warner and shares with respect to which appraisal rights are properly exercised) will be converted into one share of preferred stock of New Time Warner having the same designation as the shares of preferred stock of Time Warner so converted.
     The Mergers are subject to a number of closing conditions, including regulatory approvals and the approval of the shareholders of the Company and the stockholders of Time Warner. Among the required regulatory approvals are the approval of the Federal Communications Commission (the "FCC") and the expiration of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Both the FCC and the Federal Trade Commission (the "FTC"), which has the responsibility for reviewing the parties' filings under the HSR Act, are closely reviewing the Mergers. There can be no assurance that all of the conditions to the consummation of the Mergers will be satisfied or that, as a condition to the grant of any approvals by government agencies, including the FCC and the FTC, changes will not be required to the terms of the Merger Agreement or the other agreements entered into by the Company, Time Warner and Liberty Media Corporation ("LMC") and its affiliates in connection with the Mergers. As a result of the arrangements among R.E. Turner, the Company, Time Warner and LMC and its affiliates, holders of a sufficient number of shares of the Company's capital stock of each class have agreed to vote in favor of the merger to which the Company will be a party to assure its approval by the Company's shareholders, regardless of the vote of any other shareholders of the Company. The LMC Agreement described below, however, provides that the obligation of LMC and its affiliates to vote in favor of such merger is subject to certain conditions, including there not having been amendments to the related agreements that would have certain effects on LMC.
     Concurrently with the execution of the Merger Agreement, the Company and LMC Southeast Sports, Inc. ("LMC Sports") entered into a Stock Purchase Agreement (the "SportSouth Agreement") pursuant to which the Company will sell to LMC Sports all of the outstanding capital stock of Turner Sports Programming, Inc. ("TSPI") which owns a 44% interest in SportSouth Network, Ltd. The purchase price for the stock of TSPI (currently estimated to be $60,000,000) will be determined in accordance with a formula set forth in the SportSouth Agreement. The transaction contemplated by the SportSouth Agreement is conditioned upon the consummation of the Mergers. The Company has also agreed, subject to the consummation of the Mergers, to extend the existing affiliation agreements pursuant to which Tele-Communications, Inc. and its affiliates distribute programming produced by the Company.
     Pursuant to the Amended and Restated LMC Agreement (the "LMC Agreement"), dated as of September 22, 1995, among Time Warner, New Time Warner, LMC and certain of its affiliates, LMC and certain of its affiliates have agreed, subject to certain conditions, to vote all their shares of Company capital stock in favor of the approval of the merger to which the Company will be a party and each of the other transactions contemplated by the Merger Agreement and in favor of the approval of the Merger Agreement. Pursuant to the LMC Agreement, Time Warner has agreed with LMC that, upon the happening of certain events, LMC will have the right to cause Time Warner to terminate the Merger Agreement and abandon the Mergers.

NOTE 3 ACQUISITIONS

On December 29, 1993, the Company acquired the remaining 50% interest in a joint venture (the "Joint Venture") which principally owned the Hanna-Barbera Film Library. The Company originally acquired a 50% interest in the Joint Venture in December 1991. The other investors were Apollo Investment Fund, L.P. ("Apollo") and its affiliate, Altus Finance, S.A. ("Altus"). In the December 1993 transaction, the Company purchased the common stock held by Apollo for approximately $68,000,000 in cash, repaid a senior note of the Joint Venture from Altus for $33,000,000 and repaid or assumed all indebtedness and liabilities of the Joint Venture. The acquisition of the Joint Venture was accounted for by the purchase method of accounting.
     On December 22, 1993, the Company acquired from Main Street Partners, Sony Pictures Entertainment, Inc. and Group W Investments, Inc. the equity interests in Castle Rock Entertainment ("Castle Rock"), a motion picture production company, for approximately $100,000,000 in cash and approximately $298,000,000 for the repayment of certain outstanding indebtedness, other liabilities assumed and other acquisition costs. The acquisition of Castle Rock was also accounted for by the purchase method of accounting. Goodwill in the amount of approximately $110,000,000 was recognized as the excess of total purchase price over net assets acquired in the transaction, and is being amortized on a straight-line basis over 20 years.
     The Company and New Line Cinema Corporation ("New Line") completed a merger of New Line with a wholly-owned subsidiary of the Company on January 28, 1994 (the "New Line Merger"). As a result of the New Line Merger, each share of New Line Common Stock has been converted into the right to receive 0.96386 of a share of the Company's Class B Common Stock. The valuations used by New Line and the Company for purposes of arriving at the exchange ratio were $20 per share of New Line Common Stock and $20.75 per share of the Company's Class B Common Stock. The maximum number of Class B common shares issuable pursuant to the New Line Merger is approximately 21,300,000 valued at approximately $442,000,000. Cash will be distributed in lieu of any fractional shares. At December 31, 1995, approximately 16,500,000 shares of the Company's Class B Common Stock had been issued in connection with the New Line Merger. The remaining shares are issuable upon the exercise of New Line stock options and warrants and the conversion of the New Line convertible subordinated debentures discussed below. Included in Other Current Liabilities at December 31, 1995 and 1994 were $36,078,000 and $38,177,000, respectively, related to such remaining shares. Additionally, the Company assumed and incurred liabilities of approximately $149,100,000 and paid debt and certain other acquisition costs of approximately $140,000,000 in connection with the New Line Merger. Among the liabilities assumed in the New Line Merger were $29,125,000 of New Line 6 1/2% Convertible Subordinated Debentures (the "Convertible Debentures"). The Convertible Debentures are convertible at the option of each holder into an aggregate of approximately 1,700,000 shares of Class B Common Stock. On January 4, 1996, the Convertible Debentures were called for redemption on February 5, 1996. See Note 6 of Notes to Consolidated Financial Statements.
     The New Line Merger was accounted for by the purchase method of accounting. Goodwill and other intangible assets in the amount of approximately $330,000,000 were recognized in the transaction, and are being amortized on a straight-line basis over periods not exceeding 40 years.
     At the time of the New Line Merger, New Line owned approximately 3,000,000 shares, or 37.4%, of the outstanding capital stock of RHI Entertainment, Inc. ("RHI"). In April 1994, New Line entered into an agreement to tender for cash its equity interest in RHI to an unaffiliated entity for $36 per share. In June 1994, the Company received approximately $108,000,000 in cash in connection with the transaction and recognized a pre-tax gain of approximately $22,000,000.

     The following unaudited pro forma financial information is not intended to reflect results of operations which would have actually resulted had the transactions described above been effective on the dates indicated. Moreover, this information is not intended to be indicative of results of operations which may be obtained in the future.
     The unaudited pro forma condensed statement of operations for the year ended December 31, 1993 presents the pro forma results of the continuing operations of the Company, the acquisitions of the Joint Venture and Castle Rock and the New Line Merger for those periods assuming the acquisitions and the New Line Merger occurred at the beginning of the period presented. The pro forma effect of the New Line Merger for the year ended December 31, 1994 is not considered significant. No pro forma information is presented for 1995 as the historical results reflect a full year's activity.
     The unaudited pro forma results of operations for the Company as adjusted for the pro forma effects of the above is as follows:



                                                        Unaudited
                                                        Year ended
                                                       December 31,
               in thousands, except per share data         1993
               ----------------------------------------------------
               Revenue                                 $2,444,457
               ----------------------------------------------------
               Income before extraordinary items and
                the cumulative effect of a change
                in accounting for income taxes         $   33,308
                Net income (loss)                      $ (283,385)
               ----------------------------------------------------
               Income (loss) per share of
                Class A and B Common Stock
                  Income before extraordinary
                    items and the cumulative
                    effect of a change in
                    accounting for income taxes        $     0.12
               Net income (loss)                       $    (0.99)
               ----------------------------------------------------



     In March 1993, the Company acquired a 27.5% limited partnership interest in n-tv, a 24-hour German language news channel, for $19,205,000, of which $11,654,000 was determined to be goodwill. During the years ended December 31, 1995 and 1994, the Company contributed $13,766,000 and $17,019,000, respectively, in additional capital or advances convertible into capital, all of which was determined to be goodwill. This goodwill is being amortized on a straight-line basis over 20 years. The Company has committed to additional capital to the limited partnership of $9,000,000 in 1996 of which $6,700,000 was prepaid in December 1995.
     The Company's ownership percentage in n-tv was 33.1%, 30.3% and 25.8% at December 31, 1995, 1994 and 1993, respectively. The Company is accounting for this investment using the equity method and its share of the net losses of n-tv for the years ended December 31, 1995, 1994 and 1993 were $12,590,000, $12,502,000 and $18,622,000, respectively. The Company's other unconsolidated subsidiaries and 50% or less owned entities including n-tv are not significant for the year ended December 31, 1995. The summarized financial position at December 31, 1994 and results of operations for the years ended December 31, 1994 and 1993, respectively, of n-tv follow:



                                              December 31,
                         ----------------------------------
                         in thousands             1994
                         ----------------------------------
                         Current assets        $16,917
                         Noncurrent assets      18,070
                         Current liabilities    47,780
                         Partners' deficit     (12,793)
                         ----------------------------------






                                             Year ended
                                            December 31,
                       in thousands       1994      1993
                       -----------------------------------
                       Revenue         $ 17,618  $  8,222
                       Operating loss   (40,239)  (84,169)
                       Net loss         (47,387)  (85,815)
                       -----------------------------------

NOTE 4  FILM COSTS


The following table sets forth the components of unamortized film costs:




                                              December 31,
                  in thousands             1995        1994
                  --------------------------------------------
                  Purchased program
                   rights               $1,017,761  $1,102,563
                  Produced
                   programming
                    Released               397,639     302,559
                    Completed and not
                     released               73,706      40,021
                    In process             504,997     405,255
                    Episodic television    101,430     107,543
                  Licensed program
                   rights                  302,370     257,796
                  Prepaid licensed
                   program rights          105,693     123,687
                  --------------------------------------------
                                         2,503,596   2,339,424
                  Less current portion     567,031     446,355
                  --------------------------------------------
                                        $1,936,565  $1,893,069
                  --------------------------------------------


     On the basis of the Company's anticipated total gross revenue estimates, over 86% of produced programming classified as released and episodic television costs at December 31, 1995, will be amortized within the three-year period ending December 31, 1998. See Note 1 of Notes to Consolidated Financial Statements.

Film costs included in Cost of operations is composed of the following:



                                            Year ended December 31,
           in thousands                   1995        1994      1993
           ---------------------------------------------------------
           Purchased
             program rights         $   90,438  $   89,312  $ 75,814
           Produced programming        973,771     879,527   360,511
           Licensed program rights     104,471      82,086    71,503
           Participants' share
             and royalties             137,024      54,994    32,072
           Non-cash amortization
             of certain acquisition
             purchase adjustments       17,934       4,859         -
           ---------------------------------------------------------
                                    $1,323,638  $1,110,778  $539,900
           ---------------------------------------------------------


     Produced programming Completed and not released, In process and Episodic television costs are substantially made up of capitalized motion picture and television film production costs incurred at the Company's three theatrical film production units, New Line, Castle Rock and Turner Pictures Worldwide. The production and distribution of motion picture and television film product in its initial primary and secondary markets are highly competitive businesses, as each competes with the other as well as with other forms of entertainment. With respect to distribution of episodic television product, there is significant competition from independent producers and distributors as well as major studios. Revenues for motion picture and television film product depend in part upon general economic conditions, but the competitive position of a producer or distributor is still greatly affected by the quality of, and public response to, the entertainment product it makes available to the marketplace. As more fully discussed in Note 1 of Notes to Consolidated Financial Statements, the Company capitalizes such costs to be amortized to expense using the individual film forecast computation method. The individual film forecast computation method includes estimates of future revenues that are dependent on the risk factors described above. Therefore, the estimates included in the individual film forecast method computations are reevaluated periodically, and such reevaluations may require the Company to record losses in future periods related to amounts capitalized at December 31, 1995.

NOTE 5  PROPERTY AND EQUIPMENT

Property and equipment is summarized as follows:



                                       December 31,         Estimated
         in thousands               1995          1994     useful lives
         --------------------------------------------------------------
         Buildings                $169,870      $155,995   10-50 years
         Equipment and furniture   367,408       285,199    3-15 years
         Leasehold Improvements     51,850        38,875    6-15 years
         Transponders               25,685        61,961   11-13 years
         Land                       20,758        21,019
         --------------------------------------------------------------
                                   635,571       563,049
         Less accumulated
           depreciation            277,043       254,089
         --------------------------------------------------------------
                                  $358,528      $308,960
         ==============================================================


     Depreciation expense recorded in the Consolidated Statements of Operations related to property and equipment was $60,325,000, $39,595,000 and $34,150,000 for the years ended December 31, 1995, 1994 and 1993, respectively.
     Buildings include capital leases of $17,154,000 and $18,542,000 at December 31, 1995 and 1994, respectively, net of accumulated depreciation of $19,818,000 and $18,430,000, respectively. Depreciation expense related to capital leases was $1,388,000, $1,393,000 and $1,346,000 for the years ended December 31, 1995, 1994 and 1993, respectively.
     The Company has long-term noncancelable operating lease commitments for vehicles, sports facilities, satellite transmission facilities and office space. Total rental expense for these operating leases is summarized as follows:




                                           Year ended December 31,
              in thousands                  1995     1994     1993
              ----------------------------------------------------
              Total rental expense       $92,790  $88,875  $78,137
              Contingent rental expense    4,489   13,370    9,218
              ----------------------------------------------------


     Future minimum rental payments at December 31, 1995 for noncancelable operating leases with remaining terms in excess of one year aggregate $475,835,000 and are payable as follows: 1996 - $79,864,000; 1997 -
$75,990,000; 1998 - $66,751,000; 1999 - $60,018,000; 2000 - $83,219,000; 2001
and thereafter in the aggregate - $109,993,000.

NOTE 6  LONG-TERM DEBT




Long-term debt consists of:


                                                              December 31,
in thousands                                                1995        1994
-------------------------------------------------------------------------------
Bank credit facilities                                   $1,435,000  $1,490,000
8 3/8% Senior Notes due July 1, 2013, net of
 unamortized discount of $2,558 and $2,619                  297,442     297,381
7.4% Senior Notes due 2004, net of unamortized
 discount of $334 and $363                                  249,666     249,637
8.4% Senior Debentures due 2024, net of unamortized
 discount of $154 and $155                                  199,846     199,845
Zero coupon subordinated convertible notes, 7.25%
 yield, due February 13, 2007, net of
  unamortized discount of $318,362 and $336,487             263,694     245,569
Convertible subordinated debentures of a wholly-owned
 subsidiary                                                  29,075      29,075
Obligations under capital leases due in varying amounts
  through 1999, net of
  imputed interest of $684 and $931                           5,254       6,200
Other debt                                                    1,336       1,386
-------------------------------------------------------------------------------
                                                         $2,481,313  $2,519,093
Less current portion                                          1,543       1,345
-------------------------------------------------------------------------------
                                                         $2,479,770  $2,517,748
-------------------------------------------------------------------------------



BANK CREDIT FACILITIES
On July 1, 1993, the Company entered into a credit agreement (the "1993 Credit Agreement") with a group of banks pursuant to which such banks extended a $750,000,000 unsecured revolving credit facility. On December 15, 1993, the 1993 Credit Agreement was amended, among other things, to increase the amount available for borrowing to $1,500,000,000. Amounts available for borrowing or reborrowing under this revolving facility will automatically decrease by $75,000,000 as of the last business day of the calendar quarters ending March 31, 1998, June 30, 1998, September 30, 1998 and December 31, 1998, and by
$150,000,000 as of the last business day of each quarter thereafter until December 31, 2000, at which time the revolving credit facility will terminate. Under the 1993 Credit Agreement, amounts repaid under the revolving credit facility may be reborrowed subject to borrowing availability.
     On September 7, 1994, the banks participating in the 1993 Credit Agreement provided a new $500,000,000 unsecured revolving credit facility (the "1994 Credit Agreement"). The terms and covenants that govern the new facility are identical to those provided in the 1993 Credit Agreement.
     Amounts outstanding under the 1993 and 1994 Credit Agreements bear interest at varying rates on the basis of short-term market indices and the Company's operating performance. Interest is payable at intervals specified in the Credit Agreements. The interest rates under the Credit Agreements ranged from 6.63% to 9.50% and 4.13% to 9.00% during the years ended December 31, 1995 and 1994, respectively. The Company pays fees of 3/8 of 1% per annum on the average unborrowed portion of the total amount available for borrowing. At December 31, 1995 and 1994, the weighted average interest rates were 6.83% and 7.55%, respectively.
     The Company had interest rate swap agreements having a total notional principal amount of $480,000,000 at December 31, 1994 with commercial banks. The total notional amount of the contracts expired in the first quarter of 1995. The weighted average receipt and payment rates associated with the swap agreements were 6.46% and 9.02%, respectively, at December 31, 1994. The incremental interest expense related to the swap agreements was approximately $2,000,000, $22,000,000 and $34,000,000 in 1995, 1994 and 1993, respectively.
The Company continually evaluates the need to hedge against rising interest rates. The factors which impact this decision include the amount of floating rate debt as a percentage of the entire debt portfolio, market interest rate risk and the impact of interest volatility on operating profit. During 1995, a 100 basis point change in the underlying base rate of the 1993 and 1994 Credit Agreements would represent a change of approximately $15,000,000 in interest expense.
     The 1993 and 1994 Credit Agreements contain restrictive covenants (regarding, among other things, additional indebtedness, liens, guarantees, dispositions, investments and dividend payments), and require the maintenance of certain ratios, including funded debt to operating cash flow, operating cash flow to fixed charges and operating cash flow to interest expense, as defined. Furthermore, the 8 3/8% Senior Notes, the 7.4% Senior Notes, the 8.4% Senior Debentures, and the zero coupon subordinated convertible notes due 2007 provide each holder of such securities with the right, at the holder's option, to require the Company to purchase all or any portion of the holder's securities in the event of a change of control; provided that with respect to the 8 3/8% Senior Notes, the 7.4% Senior Notes and the 8.4% Senior Debentures, in addition to a change of control, such securities must also be downgraded to below BB+ by Standard and Poor's Corporation or Ba2 by Moody's Investors Service within 120 days of the change of control for the holder to have the repurchase option. A change of control is deemed to occur when neither R. E. Turner and his estate, heirs and legatees, those parties who beneficially owned the Company's Class C Preferred Stock at the date of the issuance of such securities nor any combination thereof have the power to vote at least a majority of the voting power of the Company's voting securities.

12% SENIOR
SUBORDINATED DEBENTURES
On September 16, 1994, the Company called for the redemption on October 17, 1994, of all of its outstanding 12% Senior Subordinated Debentures due 2001 (the "Subordinated Debentures"). The Company used its unsecured revolving credit facility to redeem the Subordinated Debentures, of which $536,981,000 principal amount, net of unamortized discount of $3,019,000, was outstanding at redemption date. The Subordinated Debentures were redeemed in cash at the rate of $1,045 plus accrued interest for each $1,000 principal amount at maturity.

SHELF REGISTRATION
On May 6, 1993, the Company filed a registration statement with the Securities and Exchange Commission (the "Shelf Registration") to allow the Company to offer, from time to time, the sale of up to $1,100,000,000 of unsecured senior debt or unsecured senior subordinated debt securities, consisting of notes, debentures, or other evidence of indebtedness. The Company's 8 3/8% Senior Notes, 7.4% Senior Notes and 8.4% Senior Debentures discussed below were sold under the Shelf Registration.

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

7.4% SENIOR NOTES AND
8.4% SENIOR DEBENTURES
On February 3, 1994, the Company sold $250,000,000 of 7.4% Senior Notes due 2004 (the "Senior Notes") and $200,000,000 of 8.4% Senior Debentures due 2024 (the "Senior Debentures" and, together with the Senior Notes, the "Securities") under the Shelf Registration. The net proceeds to the Company were approximately $246,282,000 and $196,680,000, respectively, after market and underwriting discounts. The Senior Notes and the Senior Debentures bear interest at the rate of 7.4% and 8.4% per annum, respectively, payable semi-annually on February 1 and August 1 of each year, commencing on August 1, 1994. The Senior Notes are not redeemable at the option of the Company. The Senior Debentures are redeemable, at the Company's option, at any time after February 1, 2004, at a redemption price of 104.161% of the principal amount, plus accrued and unpaid interest to the date of redemption. The redemption price reduces over 10 years to a redemption price of 100% of the principal amount in 2014 and thereafter. Each holder has the right to require the Company to repurchase such holder's Securities in whole, but not in part, at a redemption price, payable in cash, equal to 101% of the principal amount, plus accrued and unpaid interest to the date fixed for redemption, upon the occurrence of certain triggering events, including, without limitation, a change of control, certain restricted payments or certain consolidations, mergers, conveyances or transfers of assets, each as defined in the indenture related to the Securities. The covenants governing the Securities limit the Company's ability to incur additional funded debt by requiring the maintenance of a minimum consolidated interest coverage ratio, as defined. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Securities prior to maturity.
     The Company used substantially all of the net proceeds from the sale of the Securities to repay amounts outstanding under the 1993 Credit Agreement incurred in connection with the acquisitions of Castle Rock and the remaining 50% interest in the Joint Venture.

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

OTHER
Maturities of long-term debt, including debt discount, for each of the five years following December 31, 1995, are: $1,543,000, $1,855,000, $101,596,000,
$536,165,000 and $800,090,000, respectively, and $1,362,156,000 after 2000.
Included in the maturities of long-term debt are obligations under capital leases of $1,492,000, $1,798,000, $1,534,000, $1,097,000 and $17,000 for each of the five years following December 31, 1995, respectively. Obligations for film contracts payable and obligations for deferred compensation, including imputed interest, for each of the five years following December 31, 1995, are:
$79,570,000, $42,475,000, $13,916,000, $1,408,000 and $883,000 respectively, and $10,745,000 after 2000.
     Early extinguishment of indebtedness in 1993 resulted in an extraordinary charge of $10,693,000, net of approximately $6,253,000 of tax benefit, representing the write-off of unamortized debt issue costs. The redemption of the Subordinated Debentures resulted in an extraordinary charge of $24,996,000, net of $15,981,000 of tax benefit, representing the redemption premium and the write-off of original issue discount in 1994.
     On January 4, 1996, the Company called for redemption on February 5, 1996 all of the convertible subordinated debentures of a wholly-owned subsidiary. Of the $29,075,000 debentures outstanding, substantially all were converted into the Company's Class B Common Stock at $17.51 per share or 57.11 shares of Class B Common Stock for each $1,000 face amount of debentures. The conversion resulted in the issuance of approximately 1,700,000 shares.


NOTE 7  FAIR VALUE OF FINANCIAL INSTRUMENTS


The carrying value of all financial instruments approximates fair value except those discussed below:

LONG-TERM DEBT
The borrowings at December 31, 1995 and 1994 under the Company's 1993 and 1994 Credit Agreements have floating interest rates and therefore, approximate fair value. The fair value at December 31, 1995 and 1994 of the Senior Notes, the Senior Debentures, the Notes and the Convertible Notes due 2007 is based on quoted market values on the respective dates and is summarized below. See Note 6 of Notes to Consolidated Financial Statements.

INTEREST RATE SWAP AGREEMENTS
The fair value of the interest rate swap agreements outstanding at December 31, 1994 was the amount the counterparties would charge the Company to terminate the swap agreements on that date. As discussed in Note 6 of Notes to Consolidated Financial Statements, there were no interest rate swap agreements outstanding at December 31, 1995.
     The carrying amounts and estimated fair values of the Company's long-term debt, net of obligations under capital leases at December 31, 1995 and 1994, respectively, including amounts related to the interest rate swap agreements of $2,300,000 at December 31, 1994, are as follows:


                                          December 31,
                    in thousands        1995        1994
                    ---------------------------------------
                    Fair value       $2,492,000  $2,360,000
                    Carrying amount   2,476,000   2,513,000
                    ---------------------------------------

     The 1995 excess of fair value over carrying value of long-term debt, net of obligations under capital leases, is principally due to a decline in market interest rates since the original issuance of the Senior Notes, the Senior Debentures and the Notes.
     The 1994 excess of carrying value over fair value of long-term debt, net of obligations under capital leases, is principally due to an increase in market interest rates since the original issuance of the Senior Notes, the Senior Debentures and the Notes.

INTERNATIONAL CURRENCY CONTRACTS
The Company is exposed to limited financial risk as a result of international currency fluctuations due to its growing international operations. The Company has only limited involvement with international forward exchange contracts with commercial banks to mitigate the effect of potentially adverse changes in exchange rates. These financial instruments are designed to minimize exposure and reduce risk from exchange rate fluctuations in the regular course of business. Gains and losses on forward exchange contracts which are designated and effective as hedges of exposures from firm currency commitments are deferred and recognized as adjustments to the bases of those assets or liabilities. Gains and losses on forward exchange contracts which do not qualify as hedges of exposures from firm currency commitments are recognized in income as incurred. Such amounts effectively offset gains and losses on the associated international currency assets or liabilities. At December 31, 1995, the Company had forward exchange contracts for the purchase of approximately $29,000,000 of international currencies at fixed rates, primarily in Canadian Dollars, Pounds Sterling, and European Currency Units. All of these contracts, which mature by September 1996, qualify for hedge accounting treatment. For the years ended December 31, 1995 and 1994, both realized and unrealized gains and losses on international forward exchange contracts were immaterial. As such, the carrying value of international currency forward exchange contracts approximated fair value. The Company has exposure to credit risk but does not anticipate nonperformance by the counterparties to these agreements.
     Based on the international forward exchange contracts outstanding at December 31, 1995, each 5% devaluation of the U.S. dollar as compared to the level of international exchange rates for currencies under contract at December 31, 1995 would result in approximately $1,500,000 of unrealized gains on international currency purchases. Conversely, a 5% appreciation of the U.S. dollar would result in $1,500,000 of unrealized losses. Consistent with the nature of the economic hedge provided by such international forward exchange contracts, such gains or losses would be offset by corresponding decreases or increases, respectively, in the dollar value of the associated underlying asset or liability.


NOTE 8  INCOME TAXES


Effective January 1, 1993, the Company adopted FAS 109. The adoption of FAS 109 changed the Company's method of accounting for income taxes from the deferred method pursuant to Accounting Principles Board Opinion No. 11, to an asset and liability approach. FAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Using the enacted tax rates in effect for the year in which the differences are expected to reverse, deferred tax liabilities and assets are determined based on the differences between the financial reporting and the tax basis of an asset or liability.
     The cumulative adjustment for income taxes as a result of the adoption of FAS 109 on January 1, 1993 was a non-recurring charge to earnings of $306,000,000 and is reflected in the 1993 Consolidated Statement of Operations as a cumulative effect of a change in accounting for income taxes. The amount relates primarily to the TEC Film Library where there were substantial differences between amounts recorded for financial reporting purposes and for income tax purposes. The FAS 109 cumulative adjustment includes $45,000,000 representing the Company's 50% share of the FAS 109 cumulative adjustment recorded by Hanna-Barbera Entertainment Company, now Hanna-Barbera Holding Company, which was acquired in 1991. See Note 3 of Notes to Consolidated Financial Statements.
     The provision for income taxes for the three years ended December 31, 1995 consists of the following:


                                              Year ended December 31,
           in thousands                       1995      1994     1993
           ----------------------------------------------------------
           Current
            Federal                        $49,516   $42,279  $12,646
            State and local                  9,300    18,416    9,381
            International                   17,900    18,525   12,720
           Deferred
            Federal                          2,200   (23,647)  18,147
            Increase in federal tax rate         -         -    6,788
            State and local                  1,600   (12,144)  (6,691)
            International                  (10,100)  (10,258)  (4,867)
           ----------------------------------------------------------
           Net provision for
            income taxes                   $70,416   $33,171  $48,124
           ----------------------------------------------------------

     The provision for income taxes differs from the amount computed by applying the applicable U.S. statutory federal income tax rate (35% in 1995, 1994 and 1993) to pre-tax income from continuing operations as a result of the following items:

                                           Year ended December 31,
             in thousands                  1995     1994     1993
             -------------------------------------------------------
             Federal tax provision on
              pre-tax income before
              extraordinary items
              at statutory federal
              income tax rate             $60,584  $27,763  $42,199
             Increase (decrease) due to:
              Increase in federal
               income tax rate                  -        -    6,788
              State and local taxes, net
               of federal benefit           9,925    4,077    1,749
              Equity in income of
               unconsolidated entities          -        -   (3,686)
              Nondeductible expenses        9,426    5,227        -
              Change in valuation
                analysis                   (3,508)  (3,500)       -
              Foreign tax credit           (6,845)       -        -
              Other                           834     (396)   1,074
             -------------------------------------------------------
             Provision for income taxes
               before extraordinary item  $70,416  $33,171  $48,124
             -------------------------------------------------------


Deferred tax assets (liabilities) consist of the following:


                                                   December 31,
                in thousands                    1995          1994
               -------------------------------------------------------
                Deferred tax assets
                 Accruals and reserves        $ 96,587       $ 57,504
                 Tax credits and net
                   operating losses             29,941         30,465
                 Other                          28,321         17,544
               -------------------------------------------------------
                                               154,849        105,513
               -------------------------------------------------------
                Valuation allowance on
                  deferred tax assets           (1,715)        (5,223)
               -------------------------------------------------------
                Deferred tax liabilities
                Film costs and related
                  intangibles                 (426,127)      (426,931)
                Accounts receivable            (87,473)       (34,656)
                Other                          (40,226)       (17,266)
               -------------------------------------------------------
                                              (553,826)      (478,853)
               -------------------------------------------------------
                                             $(400,692)     $(378,563)
               -------------------------------------------------------

     The valuation allowance for deferred tax assets at December 31, 1995 was $1,715,000. The net change in the total valuation allowance for the year ended December 31, 1995 was a decrease of $3,508,000, relating to foreign tax credits ("FTC").
     At December 31, 1995, FTC carryforwards of approximately $11,200,000 were available to offset future federal income tax. For tax purposes, the FTC carryforwards will expire from 1998 through 2000. Additionally, an alternative minimum tax credit of approximately $7,200,000 is available to offset the Company's regular tax liability in future years.
     In connection with the Company's 1993 purchase of the remaining 50% of the Joint Venture, the Company also acquired certain net operating loss ("NOL") and FTC carryforwards which can only be used to reduce the federal income tax liability of the Joint Venture. As of December 31, 1995 approximately $3,300,000 of NOL carryforwards and approximately $1,200,000 of FTC carryforwards remain available to offset the future tax liability of the Joint Venture. The NOL and FTC carryforwards will begin expiring in 2007 and 1998, respectively.
     In connection with the New Line Merger, the Company also acquired FTC carryforwards which can only be used to reduce the federal income tax liability of New Line. As of December 31, 1995, approximately $2,100,000 of FTC carryforwards remain available to offset the future tax liability of New Line. The FTC carryforwards will begin expiring in 1998.
     The 1991 and 1992 consolidated federal income tax returns of the Company are presently under examination by the Internal Revenue Service (the "IRS"). The Company anticipates that in 1996 the IRS will issue a deficiency notice for additional taxes. The IRS is prohibited from assessing and collecting the disputed taxes until the taxpayer has had an opportunity to seek a redetermination of the asserted deficiency in the U.S. Tax Court. In the event a deficiency notice is received, the Company will file a petition in the U.S. Tax Court contesting the notice as it believes the items in dispute have been properly reflected in its tax returns. The Company does not anticipate a quick resolution of this matter and the ultimate result cannot be predicted at this time. However, in the opinion of management, any additional tax liability resulting from this matter would not have a material adverse impact on the consolidated financial position or operating results of the Company.
     The Company's tax liability has been reduced by approximately $2,263,000 and $459,000 in 1995 and 1994, respectively, representing realization of the tax benefits associated with the exercise of stock options. This benefit has been recorded as an increase to the Company's Capital in excess of par value.

NOTE 9   COMMITMENTS AND CONTINGENCIES


COMMITMENTS
In addition to long-term noncancelable operating lease commitments for vehicles, sports facilities, satellite transmission facilities and office space, the Company's principal revenue-producing operations enter into extended commitments integral to their respective operations.
     Amounts payable for the commitments discussed in Note 9 are summarized as follows:


                              Licensed         Produced                  Employment
  in thousands             program rights     programming  Newsgathering  contracts
-----------------------------------------------------------------------------------
  1996                       $ 95,311         $546,949        $ 5,848    $ 96,946
  1997                         69,073          296,759          2,579      80,170
  1998                         76,216           74,091            480     150,120
  1999                         77,147              335            504      25,205
  2000 and thereafter          91,416              250          1,115      16,304
-----------------------------------------------------------------------------------
                             $409,163         $918,384        $10,526    $368,745
-----------------------------------------------------------------------------------



     At December 31, 1995, the Company was obligated to make future payments under contracts for licensed film rights not currently available for use and, therefore, not included in the Consolidated Balance Sheet. The Company also has commitments under contracts for rights to or production of other programming not yet produced, of which $537,265,000 relates to sports programming.
     The Company has contracted for newsgathering services and technical support at bureaus and overland transmission services, payable in varying amounts through 2019. In June 1990, the Company entered into an exclusive domestic syndication and licensing agreement, as amended, under which the Company committed to make up to a $10,000,000 advance, recoupable against sales over the five-year period beginning September 1997, to the extent that the Company generates less than $72,000,000 of gross sales less distribution costs, as defined, over the five-year period beginning September 1992.
     Long-term employment contracts currently in effect provide for, among other items, aggregate annual compensation for baseball players and other employees of the Company. These amounts represent the maximum possible obligation, including potential incentive compensation for certain baseball players (although certain incentive compensation cannot be earned by more than one baseball player per season) that can be earned under the terms of the contracts.
     In November 1995, the Atlanta National League Baseball Club, Inc. (the "Braves"), a wholly-owned subsidiary of the Company, entered into an agreement with the Atlanta Committee for the Olympic Games whereby the Braves have agreed, under certain conditions, to contribute $23,365,000 toward the payment of certain costs to construct stadium facilities for use in staging the 1996 Summer Olympic Games, including modifications for permanent use as a baseball facility and demolition of the existing facility used by the Braves, both after the staging of the 1996 Summer Olympic Games. All such costs are expected to be paid in 1996 and 1997.

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


NOTE 10  STOCKHOLDERS' EQUITY (DEFICIT)


COMMON STOCK
Each share of Class A and Class B Common Stock is identical in all respects except voting privileges. In June 1994, the Company amended its Restated Articles of Incorporation to increase the voting power of the Class A Common Stock to two votes per share. The Class B Common stockholders are entitled to one-fifth vote per share.

     In 1995 and 1994, the Board of Directors declared cash dividends on the Company's outstanding shares of Class A Common Stock and Class B Common Stock, payable at the rate of $0.0175 for each share held on the respective record dates each quarter. In addition, holders of the Company's outstanding Class C Preferred Stock were entitled to equivalent cash dividends of $0.105 for each share held on the record date each quarter based on the number of shares of Class B Common Stock which would be receivable upon conversion of each share of Class C Preferred Stock.
     The Company's ability to pay cash dividends to holders of shares of the Class A and Class B Common Stock and the Class C Preferred Stock is subject to certain covenants in the Company's outstanding debt instruments, currently the most restrictive of which limits the maximum aggregate amount of dividends permitted to be paid annually to such holders to $30,000,000.
     During 1994, approximately 24,000 shares of Class B Common Stock were issued to certain officers and employees. During 1993, approximately 300,000 shares of Class B Common Stock were issued to certain officers and employees and in connection with the redemption of the Convertible Notes due 2004. See
Note 6 of Notes to Consolidated Financial Statements.

CLASS C CONVERTIBLE PREFERRED
STOCK AND CLASS B CUMULATIVE
PREFERRED STOCK
On June 3, 1987, the Company issued to a group of investors (the "Units Investors") an aggregate of 12,396,976 units of its securities (the "Units Offering"), each unit composed of one share of the Company's Class B Cumulative Preferred Stock (the "Class B Preferred Stock") and one share of the Company's Class C Preferred Stock, for an aggregate consideration of approximately $568,194,000, or $45.8333 per unit. All of the outstanding shares of Class B Preferred Stock have been redeemed by the Company.
     The terms of the Class C Preferred Stock provide for conversion to Class B Common Stock, at the option of the holder, at a current rate of six shares of Class B Common Stock for every one share of Class C Preferred Stock at any date prior to redemption. The holders of Class C Preferred Stock are entitled to vote as though they held the Class B Common Stock underlying the shares of Class C Preferred Stock and are entitled to vote as a separate class for seven members of the Company's 15 member board of directors. In addition, holders of the Class C Preferred Stock are entitled to dividends (non-cumulative) based on the number of underlying shares of Class B Common Stock. If the number of outstanding shares of Class C Preferred Stock is less than 4,000,000, the right of the holders of Class C Preferred Stock to vote as a separate class for seven directors ceases and the Company may redeem the then outstanding shares at a redemption price per share equal to the common stock equivalent price on the redemption date.

STOCK OPTIONS
The Company has two stock option plans under which options may be granted to certain key employees at prices determined by the Stock Option and Compensation Committee. Under the 1988 Stock Option Plan (the "1988 Plan"), options may not be granted at less than par value on the date of grant but may be granted at less than the fair market value ("FMV") on the date of grant, except for an incentive stock option. The option price per share subject to an incentive stock option may not be less than the greater of 100% of the FMV per share on the grant date, or the par value per share; however, in the case of an incentive stock option granted to a 10% shareholder, the option price per share may not be less than the greater of 110% of FMV per share on the date of grant or the par value per share. All options granted under the 1988 Plan have been granted at FMV. At December 31, 1995, the total number of shares available for the grant of options under the 1988 Plan was 180,432 Shares of Class B Common Stock.
     Under the 1993 Stock Option and Equity-Based Award Plan (the "1993 Plan"), adopted November 15, 1993, options may not be granted at less than par value on the date of grant but may be granted at less than the FMV on the date of grant, except for an incentive stock option. The option price per share subject to an incentive stock option may not be less than the greater of 100% of the FMV per share on the grant date, or the par value per share; however, in the case of an incentive stock option granted to a 10% shareholder, the option price per share may not be less than the greater of 110% of FMV per share on the date of grant or the par value per share. At December 31, 1995, the total number of shares available for the grant of options under the 1993 Plan was 8,962,200 Shares of Class B Common Stock.

     In connection with the New Line Merger, the Company assumed three New Line Stock Option Plans in effect at that time. Accordingly, each New Line stock option outstanding at the time of the New Line Merger constituted an option to acquire the same number of shares of Class B Common Stock as the holder of the New Line stock option would have been entitled to receive pursuant to the New Line Merger had such holder exercised such option in full immediately prior to the New Line Merger. Transactions relating to rights to purchase Class B Common Stock under the 1988 Plan, 1993 Plan and pursuant to the New Line Merger for the three years ended December 31, 1995, are summarized below:



                                                              Exercise Price (1)
                                                           ------------------------
 in thousands, except share data     Number of shares        Per share  Aggregate
-------------------------------------------------------------------------------------
 Balance at December 31, 1992            4,344,120
   Granted                               2,070,300
   Exercised                              (754,621)        $2.792 - 19.500     $7,490
   Canceled or expired                    (188,025)
-------------------------------------------------------------------------------------
 Balance at December 31, 1993            5,471,774
   Granted                               5,346,950
   Assumed in connection with the
    New Line Merger                      3,419,997
   Exercised                              (191,908)        $2.792 - 19.500     $1,821
   Canceled or expired                    (110,069)
 Balance at December 31, 1994           13,936,744
   Granted                               3,858,300
   Exercised                              (558,282)        $2.792 - 19.500     $6,746
   Canceled or expired                    (304,359)
-------------------------------------------------------------------------------------
 Balance at December 31, 1995           16,932,403
-------------------------------------------------------------------------------------


(1) The options outstanding at December 31, 1995 are exercisable at prices ranging from $1.3207 to $27.250 per share for a total exercise price of $312,117,682. The majority of the stock options are exercisable at $26.250 (3,215,000 shares), $16.625 (1,942,000 shares), $16.875 (1,485,400 shares),
$27.125 (1,301,000 shares), $17.625 (1,110,850 shares), $13.170 (1,068,178 shares), $25.625 (1,053,300 shares) and $12.839 (891,865 shares).


     The Company has reserved shares of common stock for issuance upon exercise of outstanding stock options, conversion of the Class C Preferred Stock, the Convertible Notes due 2007 and the convertible subordinated debentures of a wholly-owned subsidiary.
     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). This Statement encourages the adoption of a fair-value-based method of accounting for stock-based compensation plans in place of the intrinsic-value-based method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), for all arrangements under which employees receive shares of stock or other equity instruments of the employer, or the employer incurs liabilities to employees based on the price of its stock. In addition, FAS 123 establishes fair value as the measurement basis for transactions in which an entity acquires goods or services from nonemployees in exchange for equity instruments. The Statement allows entities to chose to adopt the method defined in FAS 123 or to continue to apply the method prescribed by APB 25 while providing disclosure of pro forma amounts representing the effect of fair-value-based accounting. The Company will adopt FAS 123 on January 1, 1996. It is the Company's intention, as permitted by FAS 123, to continue to apply the measurement provisions of APB 25 and provide the required pro forma disclosures.

NOTE 11  ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM

     In May 1995, the Company entered into an agreement with a financial institution whereby the Company can sell on an ongoing basis up to $300,000,000 of an undivided percentage ownership interest in a designated pool of domestic cable and advertising accounts receivable. The initial sale generated proceeds of approximately $236,000,000 that were used to repay amounts outstanding under the Company's unsecured revolving credit facilities. As collections reduce the accounts receivable balance in the pool, the Company has continued to sell participating interests in new receivables up to the maximum allowable under the program. The sales of accounts receivable under this program have reduced the accounts receivable balance in the Consolidated Balance Sheet and the proceeds have been included as a source of cash provided by operations in the Consolidated Statement of Cash Flows. Under the terms of the agreement, the difference between the cash proceeds and the undivided percentage ownership interest sold in the designated pool of domestic cable and advertising accounts receivable consists of receivables that have been designated as reserves principally for any potential credit costs that may be incurred under the program. However, these costs are not expected to exceed the full amount of the allowance for doubtful accounts which has been retained in the Consolidated Balance Sheet of the Company, as the Company expects to experience substantially the same risk of credit loss as if the receivables had not been sold. The ongoing costs of the program are largely based on the purchaser's level of investment and cost of funds. The costs of the program are anticipated to be less than those the Company would have otherwise incurred under the Company's unsecured revolving credit facilities. Under the agreement, which expires in May 1996 but is intended to be renewed for another one-year term, the Company performs collection and administrative responsibilities as agent for the purchaser on the related purchased receivables.
     As of December 31, 1995, the Company had sold an undivided interest in this designated pool of domestic cable and advertising accounts receivable that aggregated $300,000,000 and generated net proceeds of $222,000,000. The estimated total cost of the program for the sale of accounts receivable during 1995 approximated $14,300,000 and is reflected as a reduction of operating profit in the Consolidated Statement of Operations.


NOTE 12  RETIREMENT SAVINGS PLANS

The Company has four domestic and one international defined contribution retirement plans and one defined benefit retirement plan. The Turner Broadcasting System, Inc. Retirement Savings Plan is a tax qualified savings plan with matching Company contributions, which covers essentially all employees of the Company, except the Braves, employees based outside the United States and employees subject to collective bargaining agreements. A non-qualified supplemental savings plan with matching Company contributions covers employees with compensation in excess of the amount taken into consideration by the tax qualified savings plan. A non-qualified retirement plan covers certain key employees. The Atlanta Braves Retirement Savings Plan is a tax qualified savings plan without a matching Company contribution, which covers non-uniformed employees of the Braves. The Company also has a defined contribution retirement plan which is tax qualified in the United Kingdom and covers essentially all employees in London. The Company's defined benefit retirement plan covers non-uniformed personnel of the Braves. The Company's total contribution for all plans described above was approximately $17,000,000, $13,400,000 and $10,500,000 for 1995, 1994 and 1993, respectively.


NOTE 13   RELATED PARTY TRANSACTIONS

Most of the investors in the Company's Units Offering have ongoing business relationships with the Company, primarily as operators, directly or through affiliates, of cable and satellite television systems which receive and distribute to their subscribers programming provided by the Company's cable television operations. See Note 10 of Notes to Consolidated Financial Statements.
     The Company recorded subscription fees from the Unit Investors for the delivery of such cable and satellite services (CNN, Headline News, TNT, Cartoon Network, Turner Classic Movies ("TCM") and certain international networks), before deductions for advertising allowances, of approximately $354,611,000 for 1995, $287,026,000 for 1994, and $272,318,000 for 1993. These amounts constituted approximately 48%, 46%, and 50% of the Company's total subscription revenue during each respective year. At December 31, 1995 and 1994, the receivables from the Unit Investors aggregated approximately $92,657,000 and $103,432,000, respectively. Advertising revenues received by the Company during 1995 were also indirectly dependent to a substantial degree on cable television systems operated by the Unit Investors or their affiliates since subscribers to those systems constituted approximately 54%, 54%, 57%, 54% and 53% of the cable audience coverage as of December 1995 for TBS Superstation, CNN, Headline News, TNT and Cartoon Network, respectively.
     The Company is vulnerable to the risk of loss of future revenues associated with the concentration of such revenues with the Unit Investors. If the Unit Investors discontinued carriage of the Company's cable television operations, subscription and advertising revenues would decrease, resulting in a significant adverse impact on the Company's operating profit and net income in future periods.
     Warner Home Video, Inc. ("WHV"), a wholly-owned subsidiary of Time Warner, services certain obligations under an agreement between the predecessor of Metro-Goldwyn-Mayer Inc. ("MGM") and the Company to distribute in the home video market most MGM and pre-1950 Warner Bros. films in the TEC Film Library. The original agreement expires in 2001. Revenues recorded in 1995, 1994 and 1993 pursuant to the distribution agreement were $80,361,000, $104,080,000 and $81,723,000, respectively. Expenses recorded in the same periods pursuant to the distribution agreement were $54,441,000, $73,813,000 and $50,549,000, respectively.
     Time Warner and its subsidiaries have entered into license agreements with the Company pursuant to which the Company has acquired broadcast rights to certain television and theatrical product. The Company paid an aggregate of approximately $18,236,000, $19,295,000 and $13,933,000 for license fees during 1995, 1994 and 1993, respectively, under these agreements and is committed to pay $59,946,000 through 2005 under these agreements. Additionally, Time Warner has an ownership interest in n-tv. See Note 3 of Notes to Consolidated Financial Statements.
     Pursuant to an agreement entered into between New Line and Encore Media Corporation ("Encore"), New Line has agreed to supply, on an exclusive basis, films for exhibition on Starz!, a premium cable programming service, or other pay television services owned or operated by Encore. LMC has a 90% interest in Encore. For the year ended December 31, 1995, the Company recorded revenue of $42,198,000 pursuant to the agreement.


NOTE 14  SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosure of cash flow information and non-cash investing and financing activities include:





                                                  Year ended December 31,
in thousands                            1995              1994                 1993
-------------------------------------------------------------------------------------
Interest paid, net of
  interest received                   $184,025           $198,042            $137,664
Payments of accreted
  interest upon
  redemption of
  related securities                         -                  -              74,683
Cash paid for income taxes              71,654             36,721              18,405
Disposal of fixed assets                     -                  -              16,327
-------------------------------------------------------------------------------------


On January 28, 1994, the Company completed the New Line Merger as follows (in thousands):

Fair value of assets acquired                                                $695,400
Less: common stock issued or issuable                                         406,700
      cash paid for debt and other acquisition costs                          139,600
Liabilities assumed, including
  Convertible Debentures                                                     $149,100
-------------------------------------------------------------------------------------


     In 1993, the Company purchased Castle Rock and the remaining 50% of the Joint Venture and assumed liabilities as of December 31, 1993 (in thousands) as follows:


              Fair value of assets acquired               $660,596
              Less: cash paid for capital stock and debt   258,500
                    cash paid for partnership interest,
                    debt and other acquisition costs       318,900
              Liabilities assumed                         $ 83,196
              ----------------------------------------------------

NOTE 15  BUSINESS SEGMENT INFORMATION


     The Company is a diversified entertainment and information company whose primary business segments include Entertainment and News. Through its subsidiaries, the Company owns and operates four domestic entertainment networks, four international entertainment networks and four news networks. The Company produces, finances and distributes entertainment programming worldwide, with operations in motion pictures, animation and television production, home video, television syndication, licensing and merchandising, and publishing.
     The table on page 51 summarizes the Company's operating results by business segment. Revenues by business segment include revenues between business segments which are accounted for on substantially the same basis as revenues from unaffiliated customers. Intrasegment and intersegment revenues consist primarily of fees for licensed film rights billed within Entertainment and for lease rentals and facility services billed by the Other segment. Advertising costs, other than advertising associated with film costs, are expensed upon first exhibition of the advertisement. Segment operating results include advertising expense of approximately $95,500,000, $83,200,000 and $84,900,000 for the years ended December 31, 1995, 1994 and 1993, respectively.
     The Company derives export sales revenues from the transmission of its entertainment and news program services in international markets. In addition, the Company distributes, either directly or through third-party distributors, motion pictures and other filmed entertainment product internationally in the theatrical, home video, pay television, basic cable and over-the-air markets. Total revenues from the export sale of the Company's products and services amounted to approximately $445,000,000, $393,000,000 and $240,000,000 for the
years ended December 31, 1995, 1994 and 1993, respectively. Approximately 45%, 26% and 17% of the 1995 export sales were from customers in Europe, Asia and Latin America, respectively. Approximately 50%, 25% and 16% of the 1994 export sales were from customers in Europe, Asia and Latin America, respectively. Approximately 45%, 24% and 23% of the 1993 export sales were from customers in Europe, Latin America and Asia, respectively.

BUSINESS SEGMENT INFORMATION


                                               Year ended December 31,
      in thousands                          1995        1994        1993
----------------------------------------------------------------------------
    Total revenue
      Entertainment
        Networks                          $1,207,921  $1,035,775 $  934,248
        Production and Distribution        1,375,622   1,050,374    267,035
        Intrasegment revenue elimination     (79,816)    (84,920)   (39,001)
----------------------------------------------------------------------------
          Total Entertainment              2,503,727   2,001,229  1,162,282
      News                                   765,278     667,182    599,352
      Other                                  206,688     164,072    182,339
      Intersegment revenue elimination       (38,343)    (23,358)   (22,367)
----------------------------------------------------------------------------
                                          $3,437,350  $2,809,125 $1,921,606
----------------------------------------------------------------------------
    Operating profit (loss) (1)
      Entertainment
        Networks                          $  242,668  $  128,289 $  165,530
        Production and Distribution          (49,147)    (27,344)   (23,605)
        Intrasegment elimination               7,174      18,507      1,320
----------------------------------------------------------------------------
          Total Entertainment                200,695     119,452    143,245
      News                                   264,854     227,374    212,202
      Other                                  (77,381)    (70,929)   (33,267)
      Gain on sale of equity investment            -      21,746          -
      Equity in loss of unconsolidated
       entities (2)                           (5,750)    (10,001)   (20,040)
    Cost of accounts receivable
      securitization program                 (14,297)          -          -
    Time Warner merger costs                  (9,749)          -          -
---------------------------------------------------------------------------
                                          $  358,372  $  287,642 $  302,140
----------------------------------------------------------------------------
    Depreciation and amortization of
      goodwill and other intangibles (3)
      Entertainment
        Networks                          $   11,721      $7,533 $    5,445
        Production and Distribution           22,139      17,051      1,508
----------------------------------------------------------------------------
          Total Entertainment                 33,860      24,584      6,953
      News                                    16,403      13,135     11,147
      Other                                   29,677      21,026     21,173
----------------------------------------------------------------------------
                                          $   79,940  $   58,745 $   39,273
----------------------------------------------------------------------------
    Identifiable assets at end of year
      Entertainment
        Networks                          $  687,297  $  788,406 $  779,220
        Production and Distribution        3,051,880   2,727,319  1,932,751
----------------------------------------------------------------------------
          Total Entertainment              3,739,177   3,515,725  2,711,971
      News                                   220,838     282,111    218,040
      Other                                  435,385     274,709    314,851
----------------------------------------------------------------------------
                                          $4,395,400  $4,072,545 $3,244,862
----------------------------------------------------------------------------
    Capital expenditures
      Entertainment
        Networks                          $   25,742  $   40,053 $    9,797
        Production and Distribution           13,875       8,687      2,559
----------------------------------------------------------------------------
          Total Entertainment                 39,617      48,740     12,356
      News                                    23,074      26,648     14,479
      Other                                   40,574      33,848     23,735
----------------------------------------------------------------------------
                                          $  103,265  $  109,236 $   50,570
----------------------------------------------------------------------------


(1) Operating profit (loss) is defined as income (loss) before interest expense, interest income, income taxes, extraordinary items and the cumulative effect of a change in accounting for income taxes.
(2) Equity in loss of unconsolidated entities includes the results, in applicable years, of a 50% interest in Hanna-Barbera Holding Company; a 27.5% interest in n-tv acquired March 31, 1993; a 96% interest in the Atlanta Hawks; a 44% interest in the SportSouth Network; a one-third interest in a joint venture which operates a computerized ticket sales agency; and costs associated with a commitment for a 50% joint venture interest in Moscow which was discontinued in late 1994.
(3) Includes depreciation on property and equipment and amortization associated with goodwill and other intangible assets.

NOTE 16  UNAUDITED QUARTERLY FINANCIAL INFORMATION


                                                1995 Three months ended
 in thousands, except per share data   Mar. 31   June 30    Sept. 30   Dec. 31
------------------------------------------------------------------------------
 Revenue                              $710,315  $797,886  $1,006,581  $922,568
 Operating profit (1)                   88,951    83,661     107,073    78,687
 Net income                             21,990    21,700      39,756    19,235
------------------------------------------------------------------------------
 Earnings per common share
   Net income                         $   0.08  $   0.08  $     0.14  $   0.07
------------------------------------------------------------------------------





                                                1994 Three months ended
in thousands, except per share data    Mar. 31   June 30    Sept. 30   Dec. 31
------------------------------------------------------------------------------
Revenue                               $567,304  $677,647  $  738,889  $825,285
Operating profit (1)                    29,949    74,242      87,537    95,914
Income (loss) before extraordinary
  items                                (13,624)   12,919      20,383    26,475
Net income (loss) (2)                  (13,624)   12,919      (4,613)   26,475
------------------------------------------------------------------------------
Earnings (loss) per common share
  Income (loss) before extraordinary
    items                             $  (0.07) $   0.05  $     0.07  $   0.09
  Net income (loss)                   $  (0.07) $   0.05  $    (0.02) $   0.09
------------------------------------------------------------------------------


(1) Operating profit is defined as income before interest expense, interest income, income taxes and extraordinary item, where applicable.
(2) Extraordinary losses on early extinguishments of debt of $40,977,000, net of income tax benefits of $15,981,000, for the three months ended September 30, 1994, are included in the calculation of net income.

To the Stockholders and Board of Directors of Turner Broadcasting System, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity (deficit) present fairly, in all material respects, the financial position of Turner Broadcasting System, Inc. and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
     As discussed in Note 2 to the Consolidated Financial Statements, the Company entered into an Amended and Restated Agreement and Plan of Merger dated as of September 22, 1995 which provides for a transaction, if consummated, in which the Company and Time Warner Inc. will each become a wholly-owned subsidiary of a new holding company.
     As discussed in Note 8 to the Consolidated Financial Statements, the Company changed its method of accounting for income taxes in 1993.


/s/ PRICE WATERHOUSE LLP
------------------------
PRICE WATERHOUSE LLP
Atlanta, Georgia
February 5, 1996



The consolidated financial statements included in this report were prepared by the Company in conformity with generally accepted accounting principles. Management's best estimates and judgments were used, where appropriate. Management is responsible for the integrity of the financial statements and for other financial information included in this report. The financial statements have been audited by the Company's independent accountants, Price Waterhouse LLP. As set forth in their report, their audit was conducted in accordance with generally accepted auditing standards and formed the basis for their opinion on the accompanying financial statements. They evaluate the system of internal accounting control and perform such tests and other procedures as they deem necessary to reach and express an opinion on the fairness of the financial statements.
     The Company maintains a system of internal accounting controls which is designed to provide a reasonable assurance that assets are safeguarded and that the financial records reflect the authorized transactions of the Company. As a part of this process, the Company has an internal audit function which evaluates the adequacy and effectiveness of internal accounting controls.
     The Audit Committee of the Board of Directors consists of directors who are neither officers nor employees of the Company. The Committee meets periodically with management, internal auditors and the independent accountants to discuss auditing, internal accounting control and financial reporting matters. The Director of Internal Audit and the independent accountants have full and free access to meet with the Audit Committee with and without management being present.

               /s/ Wayne H. Pace                /s/ William S. Ghegan
               ---------------------------      ---------------------
               Wayne H. Pace                    William S. Ghegan
               Vice President - Finance         Vice President,
               and Chief Financial Officer      Controller and Chief
                                                Accounting Officer

EXECUTIVE OFFICERS


R.E. Turner                                                        Scott M. Sassa
Chairman of the Board of Directors and President                   Vice President - Turner Entertainment Group
                                                                   and a director
Christian L. Becken
Vice President and Treasurer                                       Harvey W. Schiller
                                                                   Vice President - Sports Programming
William S. Ghegan
Vice President, Controller and                                     William M. Shaw
Chief Accounting Officer                                           Vice President - Administration

William H. Grumbles                                                Robert Shaye
Vice President - Worldwide Distribution                            Chairman and Chief Executive Officer -
                                                                   New Line Cinema Corporation and a director
Elahe Hessamfar
Vice President and Chief Information Officer                       Julia W. Sprunt
                                                                   Vice President Marketing and Communications
Steven J. Heyer
Vice President - Advertising Sales and Marketing

                                                                   CORPORATE HEADQUARTERS
W. Thomas Johnson
Vice President - News and a director                               One CNN Center
                                                                   Atlanta, Georgia 30303
                                                                   (404) 827-1700
Steven W. Korn
Vice President, General Counsel and Secretary
                                                                   OUTSIDE COUNSEL
Terence F. McGuirk
Executive Vice President and a director                            Troutman Sanders
                                                                   5200 NationsBank Plaza
Wayne H. Pace                                                      600 Peachtree Street, N.E.
Vice President - Finance and Chief Financial Officer               Atlanta, Georgia 30308-2216

                                                                   INDEPENDENT ACCOUNTANTS

                                                                   Price Waterhouse LLP
                                                                   50 Hurt Plaza
                                                                   Atlanta, Georgia 30303

INVESTOR INFORMATION

COMMON STOCK TRANSFER
AGENT AND REGISTRAR
First Union National Bank of North Carolina
Shareholders Services Group
230 South Tryon Street
Charlotte, North Carolina 28202-1154
(800) 729-8432

TRUSTEES AND PAYING AGENTS
Credit Agreements
The Chase Manhattan Bank, N.A.
90 William Street
New York, New York 10081

8 3/8% Senior Notes due 2013
7.4% Senior Notes and 8.4% Senior Debentures
State Street Bank and Trust Company
Corporate Trust Department
P.O. Box 778
Boston, Massachusetts 02102

Zero Coupon Subordinated Convertible Notes due 2007
The Bank of New York
Corporate Trust Administration Group
101 Barclay Street, 21st Floor
New York, New York 10286

PRICE RANGE OF COMMON STOCK
The Class A Common Stock trades on the American Stock Exchange ("AMEX") under the symbol "TBS.A" and the Class B Common Stock trades on the AMEX under the symbol "TBS.B." The following table sets forth, for the periods indicated, the high and low sales prices per share of common stock on the AMEX Composite Tape.

                                        Calendar Year
                               ------------------------------
                                   1995              1994
                               High     Low      High     Low
               --------------------------------------------------
               First quarter
                 Class A       $18 3/4  $16      $27 5/8  $20 1/2
                 Class B        18 7/8   16 1/4   27 3/4   20 1/2
               Second quarter
                 Class A        20       17 1/2   20       17 1/8
                 Class B        20 1/2   17 7/8   20       17 1/4
               Third quarter
                 Class A        30 7/8   21 3/4   19 5/8   17
                 Class B        30 3/4   22 1/4   20       17
               Fourth quarter
                 Class A        27 5/8   25 3/8   20       15
                 Class B        28       25 7/8   20 3/8   15 1/8
               --------------------------------------------------

STOCKHOLDERS
The approximate number of holders of record of Class A Common Stock and Class B Common Stock as of December 31, 1995 was 1,800 and 2,000, respectively. This number does not include all individuals with beneficial interests in the stock.

DIVIDEND POLICY
In 1995 and 1994, the Company paid quarterly dividends of $0.0175 per share on both Class A Common Stock and Class B Common Stock. Holders of the Company's Class C Preferred Stock were entitled to an equivalent cash dividend of $0.105 for each share held based on the number of underlying shares of Class B Common Stock.
     The Indenture governing the 12% Senior Subordinated Debentures (redeemed in 1994), the Indenture governing the 8 3/8% Senior Notes, the 7.4% Senior Notes, and the 8.4% Senior Debentures and the Company's bank credit agreements contain provisions limiting the ability of the Company to pay cash dividends to the holders of its common shares. Currently, the most restrictive covenant limits the maximum aggregate amount of dividends permitted to be paid annually to such holders to $30,000,000. In any event, the declaration of dividends on common shares is within the discretion of the Board of Directors of the Company and is therefore subject to many considerations, including financial covenants, operating results, business and capital requirements and other factors.

RESTRICTIONS ON STOCK OWNERSHIP
The Communications Act of 1934 provides that no broadcast license may be held by a corporation in which more than 20% of the capital stock is owned of record or voted by non-U.S. citizens. The Communications Act further prohibits, without Federal Communications Commission approval, the holding by a corporation of the capital stock of another corporation owning a broadcast license if more than 25% of the capital stock of such parent corporation is owned of record or voted by non-U.S. citizens. The Company's Restated Articles of Incorporation incorporate these restrictions on non-U.S. ownership so that such restrictions are applied separately to each class of the Company's capital stock. The Company has reserved the right to refuse to transfer shares of its capital stock which would result in a violation of these restrictions.

FORM 10-K REQUESTS
The Company will provide copies of its 1995 Form 10-K upon written request directed to:
Kitsie Bassett Riggall
Assistant Vice President - Investor Relations
Turner Broadcasting System, Inc.
One CNN Center
Atlanta, Georgia 30303